UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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OMNICARE, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 22, 2013
The Annual Meeting of Stockholders of Omnicare, Inc. (the “Company”) will be held at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio, on Wednesday, May 22, 2013 at 9:00 a.m. local time. The purpose of the Annual Meeting is to consider and act upon:

(1)	the election of nine Directors proposed by the Company;

(2)
an advisory vote on the compensation of the Company’s named executive officers, as described under the section captioned “Compensation Discussion and Analysis” on pages 19 to 39 of this Proxy Statement;

(3)	the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2013; and

(4)	any other business as may properly be brought before the meeting.
Only stockholders of record at the close of business on March 28, 2013 are entitled to notice of, and to vote at, the meeting and any postponements or adjournments thereof.
Whether or not you plan to attend the meeting, please vote your shares by phone, via the Internet or sign and date the enclosed proxy and mail it in the enclosed envelope at your earliest convenience. No postage is required if it is mailed in the United States.
By Order of the Board of Directors
ALEXANDER M. KAYNE
Senior Vice President, Secretary and General Counsel
Cincinnati, Ohio
April 19, 2013
YOUR VOTE IS IMPORTANT! TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE VOTE YOUR SHARES BY FOLLOWING THE VOTING INSTRUCTIONS IN THE ENCLOSED PROXY.

TABLE OF CONTENTS

2013 PROXY SUMMARY	iii
General Information	1
Stockholders Entitled to Vote	1
Proxies and Voting Procedures	1
Revocation of Proxies	2
Corporate Governance and Board Matters	2
Corporate Governance Guidelines	2
Independent Directors	2
Committees of the Board, Committee Charters and Meetings	3
Selection of Nominees for the Board	5
Mandatory Retirement Policy	6
Code of Ethics	6
Board Leadership Structure	6
Private Sessions of Non-Management Directors	7
Board Role in Risk Oversight	7
Compensation and Risk Management	7
Compensation Committee Interlocks and Insider Participation	8
Contacting the Board	8
Director Compensation	8
Stock Ownership Guidelines for Directors	9
PROPOSAL NO. 1: ELECTION OF DIRECTORS	10
Nominees	10
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	15
Persons Beneficially Owning More than Five Percent of Outstanding Common Stock of the Company	15
Common Stock Ownership by Directors and Executive Officers	17
TRANSACTIONS WITH RELATED PERSONS	18
Certain Relationships and Transactions	18
Procedures for Approval of Related Party Transactions	18
COMPENSATION DISCUSSION AND ANALYSIS	19
REPORT OF THE COMPENSATION COMMITTEE	40
2012 Summary Compensation Table	41
2012 All Other Compensation Table	42
2012 Grants of Plan-Based Awards Table	44
2012 Outstanding Equity Awards at Fiscal Year-End Table	47
2012 Options Exercised and Restricted Stock Vested Table	48
Non-Qualified Deferred Compensation	48
PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	49
Employment Agreements	51
Mr. Workman	51

i

Mr. Sahney	53
Mr. Kraft	53
Mr. Kayne	54
Restrictive Covenant Agreements	55
Separation Agreements	55
Mr. Figueroa	55
Mr. Stamps	55
Ms. Stewart-Jones	55
PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION	57
LEGAL MATTERS	58
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	58
REPORT OF THE AUDIT COMMITTEE OF THE BOARD	59
PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	60
Audit Committee Pre-Approval Policies and Procedures	60
Fees and Services of Independent Registered Public Accounting Firm	60
Vote on Ratification of Appointment	61
STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING	62
Stockholder Proposal Intended for Inclusion in the 2014 Proxy Statement	62
Stockholder Nomination of a Candidate for Election as a Director	62
Advance Notice of Business for 2014 Annual Meeting	62
CORPORATE SECRETARY ADDRESS FOR NOTICES AND REQUESTS	63
OTHER MATTERS	63
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2013	63
EXPENSES OF SOLICITATION	63

2013 PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Time and Date:    9:00 a.m. local time, on Wednesday, May 22, 2013

Place:	Queen City Club, 331 East Fourth Street, Cincinnati, Ohio
Record Date:    March 28, 2013

Voting:	Stockholders as of the record date are entitled to vote. Each share of Omnicare common stock is entitled to one vote on each matter properly brought before the 2013 Annual Meeting.

Meeting Agenda

•	Election of nine directors proposed by the Company

•	Advisory vote on executive compensation

•	Ratification of PricewaterhouseCoopers LLP as auditors for 2013

•	Transact other business that may properly come before the meeting

Voting Matters

Proposals	Board Recommendation
Election of Directors	FOR each director nominee
Advisory Vote on Executive Compensation	FOR
Ratification of PricewaterhouseCoopers LLP as Auditors for 2013	FOR

Director Nominees
The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation	Independent	AC*	CPC*	CC*	NGC*	EC*
John L. Bernbach	69	2013	President of Engine USA, LLC	Yes
Mark A. Emmert, Ph.D.	60	2011	President of the National Collegiate Athletic Association	Yes		X	X
Steven J. Heyer	60	2008	Founder of Avra Kehdabra Animation LLC, Chairman of Next 3D, Inc., and Chief Executive Officer and Co-Owner of The Pod Hotel Co.	Yes		C		X	X
Sam R. Leno	67	2012	Former Chief Operations Officer at Boston Scientific Corporation	Yes	X
Andrea R. Lindell, Ph.D., RN	69	1992	Associate Dean and Doctoral Program Director of School of Nursing at Walden University	Yes		X
Barry Schochet	62	2011	Operating Partner of CIC Partners	Yes	X		C
James D. Shelton	59	2008	Non-Executive Chairman of Omnicare, Inc. and Chairman of LHP Hospital Partners, Inc.	Yes				C	C
Amy Wallman	63	2004	Retired Audit Partner with Ernst & Young International	Yes	C		X	X	X
John Workman	61	2012	Chief Executive Officer of Omnicare, Inc.	No
* AC=Audit; CPC=Compensation; CC=Compliance; NGC=Nominating & Governance; EC=Executive; C=Chairperson of             Committee and X=Member of Committee.

2012 Business Highlights

This discussion includes certain non‑GAAP financial measures used by management. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Special Items” on pages 25 and 26 of our Annual Report on Form 10-K for the year ended December 31, 2012 and the Appendix to this Proxy Statement for a description of how we calculate these measures, why we believe they are useful to investors, what management uses these measures for, and a reconciliation to the most comparable GAAP measures.

Financial Performance: Our adjusted income from continuing operations for 2012 was $287.9 million, and our adjusted cash earnings per diluted share from continuing operations was $3.36 per share, which was higher than our original guidance range of $3.10 to $3.20 per share and at the top end of our revised guidance range of $3.30 to $3.36 per share. The adjusted earnings per share (non-cash) from continuing operations for 2012 was $2.55, which surpassed our target for the 2012 Annual Incentive Plan of $2.45, and surpassed the 2011 result for the same measure by $0.42, or 19.7%. These results were achieved notwithstanding the substantial challenges that exist in the healthcare services environment, significant investments made in our operating infrastructure, and the reorganization of our Long-Term Care Group.
While overall sales for 2012 were relatively stable over 2011, fundamental financial performance was strong overall, as displayed in the table below:

Financial Measure	2012	2011	% Change
Net sales	$6,160,388	$6,182,922	(0.40)%
Operating income	447,178	432,943	3.3%
Adjusted operating income (a)	564,356	504,710	11.8%
Income from continuing operations	194,874	161,532	20.6%
Adjusted income from continuing operations (a)	287,870	244,108	17.9%

(a)	Adjusted operating income and adjusted income from continuing operations exclude certain items not considered part of the core operating results of the Company and certain non-cash charges.
Cash Flow: We continued our trend of strong net cash flows from operating activities of continuing operations with $544.4 million in 2012.
Operating Income: We achieved adjusted operating income from continuing operations of $564.4 million in 2012, which outpaced 2011 by almost 12%.
Earnings: Our adjusted income from continuing operations for 2012 was $287.9 million, which was 17.9% over 2011. Our diluted earnings per share was $1.73, a 22.7% increase over 2011. Additionally, our 2012 adjusted cash earnings per diluted share was $3.36, an increase of $0.46, or 15.9%, from 2011.
Gross Margin: Gross margin as a percentage of total net sales in 2012 increased to 24.1% from 22.3% in 2011.
Stock Performance: Our stock price increased by 4.8% from the end of 2011 to end of 2012, and from June 11, 2012 (the date Mr. Workman was appointed as Interim Chief Executive Officer) to December 31, 2012 our stock price increased by 18.8%.
Total Stockholder Return: From 2010 through 2012, total stockholder return on our common stock was 52.7%. In 2012 the total stockholder return was 6.1%. From June 11, 2012 (the date Mr. Workman was appointed as Interim Chief Executive Officer) through the end of 2012 the total stockholder return was 19.7%.
Return of Capital to Stockholders: As a result of our strong financial position and as part of our strategic business plan, we returned a significant amount of capital to our stockholders in 2012. In 2012, we repurchased approximately 10 million shares at an aggregate cost of approximately $339 million, for a cumulative three-year total of approximately 19.2 million shares at an aggregate cost of approximately $580 million from January 1, 2010 through December 31,

v

2012. We also increased our quarterly cash dividend to $0.14 per share in the third quarter of 2012, which is double our previous quarterly cash dividend of $0.07 per share.
The graph below demonstrates our three-year track record of capital returned to our stockholders and the percentage of net cash flow from operations (CFFO) returned to our stockholders.

2012 Compensation Highlights

The Compensation Committee made the following key compensation decisions in 2012, which are discussed in greater detail in this Proxy Statement in the section captioned “Compensation Discussion and Analysis”:
2012 Compensation Program Highlights
Base Salaries: Determined and approved salary increases for the named executive officers based on a competitive market benchmarking analysis for each named executive officer using our 2012 Compensation Peer Group.
Annual Incentive Plan: Approved an annual incentive plan for 2012 for executive officers, including the named executive officers, based on achievement of target adjusted non-cash earnings per share from continuing operations, achievement of targeted individual goals and an individual merit modifier.
Long-Term Equity Grants Tied to Long-Term Performance: Significantly redesigned the long-term incentive plan prior to 2012 awards being granted. The long-term incentive plan for 2012 included performance restricted stock units that are earned at the end of a three-year period based on achievement against pre-set adjusted earnings per share goals. Awards are only earned (vested) if the minimum adjusted earnings per share threshold is met. At the time of vesting, the awards can be adjusted up or down by up to twenty percent (20%) at the discretion of the Compensation Committee based on several Company and individual performance factors.
Improvements for the 2013 Compensation Program
Executive Severance Program: Approved a new senior executive severance program, effective January 1, 2013, to support the following objectives: (i) provide key employees with competitive severance benefits, (ii) limit the need for broad use of employment agreements, (iii) establish clear and consistent rules for eligibility, (iv) provide a consistent set of benefits across all segments and business units, (v) limit our liability for severance and (vi) provide that a double-trigger standard is required for severance payments made in the event of a change in control.
Executive Benefit Programs: Approved a non-qualified deferred compensation program and an executive physical program for certain of our executive officers, including the named executive officers, which is consistent with our philosophy of being a leader in promoting a healthy workforce. The non-qualified deferred compensation program is a restorative plan that allows executives to save for retirement in a manner that is not available to them under the limits the Internal Revenue Service applies to our qualified 401(k) plan.
Compensation Peer Group: Conducted an annual review of our compensation peer group used to benchmark compensation for our named executive officers. The review conducted during 2012 addressed recent merger activity involving some of our peers and resulted in approval of a new 2013 Compensation Peer Group based on our compensation philosophy, the Compensation Committee’s views regarding industry competition for executive talent, and discussions with the Compensation Committee’s independent compensation consultant.
Performance-based Long-Term Incentives: Considered and adopted a modified long-term incentive compensation program for 2013 intended to provide that 60% (increased from 50% in 2012) of each named executive officer’s annual long-term incentive award consists of performance restricted stock units subject to attainment of one or more Company and individual performance goals. This demonstrates the Compensation Committee’s ongoing commitment to create a strong correlation between executive pay and performance.
Key Officer Changes in 2012 and Related Pay Actions
Compensation Targets for Named Executive Officers: Established compensation targets for (i) Mr. Workman for his roles as both Chief Financial Officer and Chief Executive Officer; (ii) Mr. Sahney for his role as Executive Vice President and Chief Operating Officer and later as President and Chief Operating Officer; and (iii) Mr. Kraft upon his promotion to Chief Financial Officer. The most recent promotional changes for each of Messrs. Workman, Sahney and Kraft took effect in September 2012.
Former Executive Officer Separation Payments: Reviewed the employment agreements and relevant individual factors of Messrs. Figueroa and Stamps and Ms. Stewart-Jones and approved separation payments in accordance therewith to be made following the end of their respective employment with the Company. The Committee also took into consideration the significant portion of 2012 that each individual served in his or her role with the Company.

OMNICARE, INC.
900 Omnicare Center
201 East Fourth Street
Cincinnati, Ohio 45202
PROXY STATEMENT FOR 2013 ANNUAL MEETING OF STOCKHOLDERS
General Information
This Proxy Statement is furnished to stockholders in connection with the solicitation by the Board of Directors (the “Board”) of Omnicare, Inc. (the “Company” or “Omnicare”) of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on May 22, 2013, and any postponement or adjournment of the meeting (the “Annual Meeting”).
This Proxy Statement and the accompanying proxy card were first mailed to stockholders on or about April 19, 2013.
Stockholders Entitled to Vote
Stockholders of record as of the close of business on March 28, 2013 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment of the Annual Meeting. As of the Record Date, the Company had outstanding 104,927,713 shares of its common stock, par value $1 per share (“Common Stock”), having one vote per share.
Proxies and Voting Procedures
Many stockholders may not be able to attend the Annual Meeting and, therefore, may need to be represented by proxy. In lieu of voting in person at the Annual Meeting, stockholders of record and participants in the Company’s 401(k) plan may vote using one of three alternative methods: (1) by completing the proxy card and mailing it back in the prepaid envelope from any location within the United States; (2) via the Internet by going to the website www.proxyvote.com and following the instructions for Internet voting on the proxy card; or (3) over the telephone by dialing 1-800-690-6903 and following the instructions for telephone voting on the proxy card. If your shares are held in “street name” through a bank, broker or nominee, please follow the instructions you receive from your bank, broker or nominee to vote your shares.
To constitute a quorum at the Annual Meeting, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary. Shares represented by proxies received by the Company will be counted as present at the Annual Meeting for the purpose of determining the existence of a quorum, regardless of how or whether such shares are voted on a specific proposal. Abstentions from voting on any proposal will not be treated as votes cast on such proposal but will be included as shares present at the Annual Meeting. If your shares of Common Stock are held by a broker, the broker will ask you how you want your shares to be voted at the Annual Meeting. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions, one of two things can happen, depending upon the type of proposal. For some routine proposals, such as the ratification of the appointment of the independent registered public accounting firm, the broker may vote your shares at its discretion. But for other proposals, such as the election of members of the Board (each such member, a “Director”) and the advisory vote on the compensation of the Company’s named executive officers, the broker may not vote your shares at all. When that happens, it is called a “Broker Nonvote.” Broker Nonvotes will be treated as not present at the Annual Meeting for purposes of calculating the results of the vote on the specific issue. Accordingly, abstentions and Broker Nonvotes have the effect of a negative vote on any proposal where the vote required to pass the proposal is a percentage of the outstanding shares, but only abstentions have the effect of a negative vote when the vote required to pass a proposal is a percentage of the shares present at the Annual Meeting. Please note that an uncontested election of Directors and the advisory vote on the compensation of the Company’s named executive officers are not considered to be routine matters, and your broker may not vote your shares on such matters if you have not given your broker specific instructions as to how to vote. Please be sure to give specific instructions to your broker so your vote can be counted. In the election of Directors and the advisory vote on the compensation of the Company’s named executive officers abstentions and Broker Nonvotes, if any, will not count as “votes cast” and will therefore have no effect on the outcome of the vote. Shares represented by properly executed proxies received in the accompanying form will be voted in accordance with the instructions contained therein. In the absence of contrary instructions, shares represented by properly executed proxies will be voted to (1) elect as Directors the nine persons named below, (2) approve, on an advisory basis, the compensation of the Company’s named executive officers, and (3) ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2013.
Revocation of Proxies
A proxy may be revoked at any time before it is voted by sending written notice of revocation to the Corporate Secretary of the Company at the address set forth below under the caption “Corporate Secretary Address for Notices and Requests,” by delivering a duly executed proxy bearing a later date, voting again by telephone or the Internet according to the instructions on the enclosed proxy card, or by voting in person at the Annual Meeting.
Corporate Governance and Board Matters
Corporate Governance Guidelines
The Board first adopted the Company’s Corporate Governance Guidelines (the “Guidelines”) in May 2004. The Guidelines reflect the principles by which the Company operates. The Guidelines provide that the Board is elected by the stockholders to provide oversight and guidance to senior management with a view to increasing stockholder value over the long term and that the core responsibility of the Board is to exercise its fiduciary duties to act in the best interests of the Company and its stockholders. The Guidelines cover various topics, including, but not limited to, Director independence, Board and committee composition, mandatory Director retirement, Board operations, Director compensation and leadership development. The Nominating and Governance Committee is responsible for overseeing and reviewing the Guidelines and reporting and recommending to the Board any changes to the Guidelines. A copy of the Guidelines is available at the Company’s website (www.omnicare.com) and may also be obtained upon request from the Corporate Secretary of the Company.
Independent Directors
The Guidelines provide that a majority of the members of the Board must be “independent” under the criteria set forth in the New York Stock Exchange (the “NYSE”) listing standards and require the Board to affirmatively determine on an annual basis as to each Board member whether he or she is independent. The criteria for determining independence set forth in the NYSE listing standards are the same categorical standards the Board and the Nominating and Governance Committee use in determining independence.
Pursuant to the NYSE listing standards for determining those Directors that are independent, no Director qualifies as “independent” unless the Board affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). In addition:
(i) A Director who is an employee, or whose immediate family member is an executive officer, of the Company is not “independent” until three years after the end of such employment relationship. Employment as an interim Chairman or Chief Executive Officer shall not disqualify a Director from being considered independent following that employment.
(ii) A Director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $120,000 per year in such compensation. Compensation received by a Director for former service as an interim Chairman or Chief Executive Officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence under this test.
(iii)(A) A Director who is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) a Director who has an immediate family member who is a current partner of such a firm; (C) a Director who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) a Director who was, or whose immediate family member was, within the last three years, a partner or employee of such a firm and personally worked on the Company’s audit within that time, is not “independent.”
(iv) A Director who is employed, or whose immediate family member is employed, as an executive officer of another company for which any of the Company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.
(v) A Director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.
An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.
The Board and the Nominating and Governance Committee undertake a review of Director independence each year and have completed such a review in preparation for the Annual Meeting. During the review, the Board and the Nominating and Governance Committee considered transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board and the Nominating and Governance Committee also examined transactions and relationships between Directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the Director is independent.
As a result of this review, the Board and the Nominating and Governance Committee have affirmatively determined that, under the Guidelines and the NYSE listing standards, the following Directors, constituting a majority of the Directors nominated for election at the Annual Meeting, are independent of the Company and its management: Mr. Bernbach, Dr. Emmert, Messrs. Heyer and Leno, Dr. Lindell, Messrs. Schochet and Shelton and Ms. Wallman.
Committees of the Board, Committee Charters and Meetings
In the first five months of 2012, the Board had standing the Audit Committee, Compliance Committee and Compensation, Nominating and Governance Committee. Effective as of May 24, 2012, the Board separated the Compensation, Nominating and Governance Committee into two committees, the Compensation Committee and the Nominating and Governance Committee. Also effective May 24, 2012, the Board created an Executive Committee to determine matters which, in the opinion of the Chairman of the Board, should not be postponed until the next meeting of the Board. All of the committees, other than the Executive Committee, were comprised in 2012 (and continue to be comprised) solely of Directors who are independent within the meaning of the Guidelines and the NYSE listing standards. The charters for the Audit Committee, Compliance Committee, Compensation Committee, Nominating and Governance Committee and Executive Committee are available at the Company’s website (www.omnicare.com) and copies may also be obtained upon request from the Corporate Secretary of the Company. The table below shows the current membership of each of the committees.

Director	Audit	Compensation	Compliance	Nominating and Governance	Executive
John L. Bernbach
Mark A. Emmert		✓	✓
Steven J. Heyer		Chair		✓	✓
Sam R. Leno	✓
Andrea R. Lindell		✓
Barry Schochet	✓		Chair
James D. Shelton				Chair	Chair
Amy Wallman(a)	Chair		✓	✓	✓
John Workman

(a)
The Board has determined that Ms. Wallman is qualified and was designated as an audit committee financial expert within the meaning of the regulations of the Securities and Exchange Commission, and the Board has determined that she has relevant accounting and related financial management expertise within the meaning of the NYSE listing standards. The Board and the Nominating and Governance Committee have also affirmatively determined that, under the Guidelines and the NYSE listing standards, Ms. Wallman is independent of the Company and its management.

Audit Committee. Under its charter, the Audit Committee has sole and direct authority to engage, appoint, evaluate, compensate and replace the independent auditor of the Company. The Audit Committee reviews and approves in advance all audit, audit-related and non-audit services performed by the independent auditor (to the extent those services are permitted by the Securities Exchange Act of 1934, as amended). The Audit Committee meets with the Company’s management regularly to consider the adequacy of the Company’s internal audit controls and financial reporting process and the reliability of the Company’s financial reports to the public. The Audit Committee also meets with the independent auditor and with the Company’s financial personnel regarding these matters. Both the Company’s independent auditor and the internal auditors meet regularly with the Audit Committee in private and have unrestricted access to the Audit Committee. The Audit Committee examines the independence and performance of the Company’s independent auditor and the performance of the Company’s internal audit functions. In addition, among its other responsibilities, the Audit Committee reviews the Company’s critical accounting policies and the Company’s annual and quarterly reports on Forms 10-K and 10-Q, respectively. See the section of this Proxy Statement captioned “Report of the Audit Committee of the Board” for additional information.
Compensation Committee. Under its charter, the Compensation Committee’s principal responsibility is to ensure that the Company’s compensation policies and practices support the successful recruitment, development and retention of highly-qualified executive and key employee talent in order to achieve the Company’s business objectives and optimize the long-term financial performance of the Company. The Compensation Committee makes recommendations to the Board regarding the compensation of Directors and incentive-compensation plans and equity-based plans for all employees. The Chairperson of the Compensation Committee reports to the Board periodically regarding the Company’s Director compensation policies compared to its peers. The Compensation Committee (i) has full and final authority to grant options and make awards of shares to Directors, executive officers and key employees under the Company’s stock plans, (ii) conducts an annual review of and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer (CEO), evaluates the CEO’s performance in light of those goals and objectives and determines and approves the CEO’s compensation levels based on this evaluation, (iii) reviews and approves the compensation of the other executive officers and (iv) has the sole authority to retain and terminate, including the sole authority to approve any fees and retention terms of, any compensation consultant to assist in the evaluation of director, CEO or other executive officer compensation. The Compensation Committee also oversees the preparation of and approves the Company’s annual report on executive compensation for inclusion in the Company’s proxy statement. See the section of this Proxy Statement captioned “Report of the Compensation Committee” for additional information. The Compensation Committee is not permitted to delegate any of the authority described in this paragraph.

Compliance Committee. Under its charter, the Compliance Committee has general oversight of the Company’s compliance with the legal and regulatory requirements of the Company’s business operations and business ethics policies, and oversees the Company’s compliance program. The Compliance Committee also assists the Board in (i) fulfilling its statutory and fiduciary responsibilities with respect to the oversight of regulatory and compliance matters and (ii) monitoring the Company’s compliance with its corporate policies and practices that relate to public policy and compliance. The Compliance Committee ensures that free and open means of communications regarding these matters exist between the Board and the persons responsible for the Company’s compliance functions. The Compliance Committee periodically meets separately with management, the General Counsel and the Chief Compliance Officer regarding compliance policies and procedures and specific compliance issues. The Compliance Committee also meets regularly with the Board to make such recommendations as the Compliance Committee deems necessary and appropriate. The Compliance Committee examines the independence and performance of the Company’s compliance personnel and the performance of the Company’s compliance functions. In addition, among its other responsibilities, the Compliance Committee reviews the Company’s critical compliance policies at the Company and its subsidiaries and has the authority to conduct such investigations into matters relating to the Company’s legal and regulatory compliance appropriate to fulfill its duties, including direct access to any employee of the Company as well as any third party who may perform compliance-related consulting services to the Company.
Nominating and Governance Committee. Under its charter, the Nominating and Governance Committee identifies individuals qualified to become Directors, recommends to the Board nominees for election as Directors by stockholders or to fill vacancies in the Board, recommends to the Board the appointment of Directors to Board committees, develops and recommends to the Board a set of Corporate Governance Guidelines and reviews the Guidelines annually to ensure that they are appropriate for the Company and comply with applicable laws, regulations and listing standards, recommends any desirable changes in the Guidelines to the Board, recommends other activities to the Board relating to corporate governance, and oversees the administration of an annual self-evaluation process for the Board and its committees. The Nominating and Governance Committee also develops an orientation program for new Directors and a program for the continuing education of Directors with respect to the Company’s business and financial statements, corporate governance, and other appropriate subjects and periodically evaluates the effectiveness of such programs.
Executive Committee. Under its charter, the Executive Committee has and may exercise all the power and authority of the Board in the management and direction of the business and affairs of the Company except for those matters which are expressly delegated to another committee of the Board and matters which, under applicable law, or the Company’s Certificate of Incorporation or Bylaws cannot be delegated by the Board. The Executive Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors and to approve the fees and other retention terms related to any such external counsel, consultants and advisors. The Executive Committee reports all actions taken to the Board at the next meeting or sooner by providing each Director a copy of the written minutes.
Attendance at Board, Committee and Annual Meetings. In 2012, the Board met 13 times, the Audit Committee met 8 times, the Compliance Committee met 6 times, the combined Compensation, Nominating and Governance Committee met 4 times, the Compensation Committee met 5 times, and the Executive Committee met twice. The Nominating and Governance Committee did not meet as a stand-alone committee. In 2012, each Director attended more than 75% of the meetings of the Board and of the committees on which he or she served.
All members of the Board are strongly encouraged, but not required, to attend the Company’s annual meeting of stockholders. All Directors then serving on the Board attended the Company’s annual meeting of stockholders in 2012.
Selection of Nominees for the Board
The Board has not adopted a formal diversity policy for Director nominees. Rather, the Board believes that it should be comprised of Directors with varied, complementary backgrounds, and that Directors should, at a minimum, have a diversity of expertise that may be useful to the Company, such as an understanding of the healthcare industry and practices, the needs of the elderly, technology, finance, accounting, marketing or international matters—all in the context of an assessment of the needs of the Board at a particular time. Directors should be willing and able to devote the required amount of time to Company affairs.
When seeking candidates for Director, the Nominating and Governance Committee may solicit suggestions from incumbent Directors, management and others. Additionally, the Company may engage a third-party executive search firm to assist the Nominating and Governance Committee and the Board in the identification of suitable potential candidates and the initial screening of candidates by, among other things, conducting personal interviews and background checks. After conducting an initial evaluation of a candidate, and depending upon the needs of the Board, the Nominating and Governance Committee may interview the candidate if it believes the candidate might be a valuable addition to the Board. The Nominating and Governance Committee may also require the candidate to meet with management. If, based on, among other things, the needs of the Board and the experience and other qualities of other prospective candidates, the Nominating and Governance Committee believes a candidate would be a valuable addition to the Board, it may recommend to the Board that candidate’s nomination.
The Nominating and Governance Committee will consider candidates for Director recommended by stockholders applying the criteria for candidates described above and considering the additional information referred to in this paragraph. Stockholders wishing to recommend a candidate for Director should write the Corporate Secretary of the Company and include the following: a statement that the writer is a stockholder (accompanied by appropriate confirmation of such stock ownership) and is proposing a candidate for Director for consideration by the Nominating and Governance Committee; the name of and contact information for the candidate; a statement of the candidate’s business and educational experience; information regarding each of the factors listed in the first paragraph of this subsection sufficient to enable the Nominating and Governance Committee to evaluate the candidate; a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company; detailed information about any relationship or understanding between the proposing stockholder and the candidate; and a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.
Mandatory Retirement Policy
The Company’s mandatory retirement policy provides that no person who reaches the age of 72 may be nominated or re-nominated for election to the Board, and any Director who reaches that age will be automatically retired from the Board immediately prior to the next annual meeting of the Company’s stockholders.
Code of Ethics
The Board has adopted the Company’s “Code of Business Conduct and Ethics” (the “Code”) that applies to Directors, officers and employees of the Company and its subsidiaries. The Code complies with the requirements of the NYSE and the Securities and Exchange Commission (the “SEC”). In addition, the Board has also adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, which supplements the Code and is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws and other matters. The Board has also adopted the “Code of Business Conduct and Ethics – It’s About Integrity” that applies to employees and associates of the Company. A copy of these documents can be found at the Company’s website (www.omnicare.com) and a copy may also be obtained upon request from the Corporate Secretary of the Company.
Board Leadership Structure
In May 2003, the Company created the position of non-executive Chairman of the Board (the “Chairman of the Board”). Prior to that time, the Chief Executive Officer also served as the Chairman of the Board of the Company. The Company separated these two roles in recognition of the differences between the functions of the Chief Executive Officer and the Chairman of the Board. The Chief Executive Officer is responsible for setting the strategic direction of the Company, the general management and operation of the business and guidance and oversight of senior management. The Chairman of the Board presides at all meetings of the Board and of the stockholders, monitors the content, quality and timeliness of information sent to the Board and is available for consultation regarding the Company’s oversight of business affairs. The Chairman of the Board also facilitates communication among the independent directors and between the independent directors and management.

Private Sessions of Non-Management Directors
As required by the Guidelines, non-management Directors meet in private sessions without management in conjunction with the regularly scheduled Board meetings in February and August and at other times as may be determined by the non-management Directors. “Non-management” Directors are all Directors who are not Company employees. In addition, if this group of non-management Directors includes Directors who do not satisfy the independence requirements of the NYSE, an executive session including only independent non-management Directors is scheduled at least once a year. The Chairman of the Board presides at meetings of the non-management Directors and independent Directors to the extent that he is a member of such groups and present at the meetings. Otherwise, such meetings are led by a “Presiding Director” who is chosen by a plurality vote of the Directors present. After each private session, the Chairman of the Board or Presiding Director, as the case may be, confers with the Chief Executive Officer and/or the Chairman of the Board, as applicable, as to any matters that may require their attention.
Board Role in Risk Oversight
The Board has ultimate oversight responsibility for the risk management process of the Company, with assistance in certain areas by Board committees. The Board regularly discusses and receives updates from senior management, the General Counsel and/or outside counsel and consultants on the identification, assessment, management and mitigation of the critical risks facing the Company. The Board’s areas of focus include operational, strategic, governmental, regulatory and compliance, financial, political and reputational risks. The Audit Committee monitors risks associated with financial reporting and internal controls, receives annual reports on risk assessment from the Company’s auditors and regularly discusses financial and economic risks as well as financial implications of certain regulatory or legal risks with the Company’s Chief Executive Officer, Chief Financial Officer, Chief Compliance Officer, General Counsel, other members of senior management and outside counsel or consultants. The Compliance Committee, in conjunction with the Company’s Chief Compliance Officer and General Counsel, monitor regulatory and legal risks facing the Company and oversee the Company’s compliance with federal and state healthcare reimbursement laws and other regulations. The Compensation Committee assesses possible risks arising from the Company’s compensation policies and programs and management succession. The Nominating and Governance Committee assists the Board in overseeing risks relating to corporate governance, including Board composition and functioning.
In early 2012, the Company initiated an Enterprise Risk Management (ERM) process. Through this process, management conducts periodic risk assessments to identify and evaluate the likelihood and potential magnitude of the Company’s current and emerging risks, and identifies steps to mitigate and manage the controllable aspects of each risk. The results of the risk assessment will periodically be reviewed with the Board, the Audit Committee and, as appropriate, the other committees of the Board.
Directors are encouraged to attend, from time to time, third party director education programs and symposia that address current developments relevant to board members of public companies. In addition, education and training in issues related to the Company’s business are provided from time to time by outside counsel and consultants as well as relevant members of management. These continuing education initiatives help to keep the Board informed of developments potentially affecting the Company’s risk profile.
Compensation and Risk Management
The Compensation Committee has determined that the Company’s compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Compensation Committee considered that:

•	the Company maintains policies and guidelines that limit individual employee and overall corporate actions to specific approved limits;

•	the Company’s targets set under the Company’s annual bonus program include not only achievement of financial metrics, but also qualitative individual employee performance goals;

•
the Company’s 2012 long-term incentive plan provided that 50% of the target award opportunity for executives would be in the form of performance restricted stock units and the remainder would be in time-vesting restricted stock and/or stock options;

•
the Company’s 2013 long-term incentive plan provides that 60% of the target award opportunity for executives will be in the form of performance restricted stock units and the remainder will be in time-vesting restricted stock;

•
a portion of the initially earned performance restricted stock unit awards under the Company’s 2013 long-term incentive program is subject to clawback for failure to meet minimum Company performance targets in subsequent years of the performance period;

•
awards under the annual incentive plans continue to be capped at 150% and the performance based portion of the long-term incentive plans are capped at 150% of the target award opportunity, subject to the Compensation Committee’s upward or downward discretion;

•	there is a balanced mix of short- and long-term incentives and of cash and equity compensation;

•	executive stock ownership requirements align the interests of senior management with those of the Company’s stockholders;

•	annual incentive plan and long-term incentive plan payouts are subject to discretionary upward or downward adjustment by the Compensation Committee; and

•	a broad-based group of functions within the Company, including human resources, financial and legal, are involved in the design and administration of our incentive compensation programs.

Compensation Committee Interlocks and Insider Participation
During 2012 and as of the date of this Proxy Statement, none of the members of the Compensation Committee is a current or former officer or employee of the Company and none of the Company’s executive officers served as a member of the board or compensation committee of any entity that has one or more executive officers serving on the Company’s Compensation Committee or has any interlocking relationship as set forth in SEC rules.
Contacting the Board
Stockholders and other interested parties can send written communications to one or more members of the Board, including the non-management Directors, at the following address: Corporate Secretary, Omnicare, Inc., 900 Omnicare Center, 201 East Fourth Street, Cincinnati, Ohio 45202. All such communications will be forwarded to the relevant Director(s) except for communications unrelated to the Company.
Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)
John L. Bernbach (3)	-	-	-	-	-
Mark A. Emmert	110,000	174,996	-	-	284,996
Steven J. Heyer	101,250	174,996	-	2,061	278,307
Samuel R. Leno	71,250	175,004	-	-	246,254
Andrea R. Lindell	95,000	174,996	-	2,061	272,057
Barry Schochet	89,625	215,513	-	-	305,138
James D. Shelton	73,125	372,518	-	6,465	452,108
Amy Wallman (4)	150,000	174,996	11,431	2,061	338,488
John L. Workman (5)	-	-	-	-	-

(1)
Mr. Shelton elected to receive $72,500 of his 2012 cash retainer in the form of restricted stock units. Mr. Schochet elected to receive $40,500 of his 2012 cash retainer in the form of restricted stock and restricted stock units.

(2)	Includes dividends paid on vested restricted stock and Mr. Shelton’s personal use of the Company’s private aircraft.

(3)	Mr. Bernbach was not a Director in 2012.

(4)	Option awards for Ms. Wallman represent her participation in the Omnicare StockPlus Plan.

(5)	Mr. Workman does not receive compensation for his service as a Director.

Each non-management Director (other than the Chairman of the Board) is paid an annual retainer fee of $75,000 and is granted an annual restricted stock award with a grant date market value of $175,000. The Chairman of the Board receives a $105,000 annual retainer fee and an annual restricted stock award with a grant date market value of $300,000. Each Director serving on the Audit, Compensation, Compliance, and/or Nominating and Governance Committee receives a $20,000 annual fee for service on each such committee and the Chairperson of each committee receives an additional $20,000 annual fee.
Effective September 2011, Directors may elect to receive their annual retainer fee and/or their committee fee(s) in the form of cash, restricted stock and/or restricted stock units and may elect to receive their annual grant of restricted stock in the form of restricted stock and/or restricted stock units. While both the restricted stock and the restricted stock units vest on the first anniversary of the grant date, the restricted stock units defer receipt of the underlying shares until the Director’s service on the Board ends.
Outstanding Director Equity Awards

Name	Restricted Stock	Restricted Stock Units	Stock Options(1)

John L. Bernbach(2)	-	-	-
Mark A. Emmert	11,021	-	-
Steven J. Heyer	21,426	-	1,266
Samuel R. Leno	5,505	-	-
Andrea R. Lindell	10,731	5,455	-
Barry Schochet	10,203	3,990	-
James D. Shelton	16,896	51,897(3)	1,506
Amy Wallman	16,186	-	7,284

(1)	Represents stock options granted pursuant to the Omnicare StockPlus Program.

(2)	Mr. Bernbach was not a Director in 2012.

(3)
Includes 40,282 of restricted stock units granted to Mr. Shelton as part of his compensation for serving as interim President and Chief Executive Officer of the Company from August 2010 through December 2010.

Stock Ownership Guidelines for Directors
In order to encourage each non-management Director to achieve and maintain an appropriate ownership stake in the Company, the Company has stock ownership guidelines for its non-management Directors. In May 2011, minimum ownership levels were established requiring each non-management Director to hold Common Stock with a value of at least six times the amount of his or her annual cash retainer. Each non-management Director has until May 2016 to satisfy this minimum ownership requirement. For the purposes of these guidelines, owned stock includes vested and unvested restricted stock and restricted stock units, but does not include vested or unvested stock options. Each non-management Director has satisfied the minimum ownership requirement, except for Mr. Bernbach, Dr. Emmert and Mr. Leno, who have been directors less than three years.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
Directors are elected to serve until the next annual meeting of the Company’s stockholders or until their respective successors are duly elected and qualified. Upon the recommendation of the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”), the Board has nominated for election as Directors at the Annual Meeting the nine persons named below, each of whom is currently a Director.
A stockholder may nominate a candidate for election as a Director by providing timely proper written notice of the nomination to the Corporate Secretary of the Company in advance of the annual meeting, as more fully set forth in this Proxy Statement under the caption “Stockholder Proposals for 2014 Annual Meeting—Stockholder Nomination of a Candidate for Election as a Director.” The Board will also consider candidates recommended by stockholders if the recommendation is made in accordance with the procedures set forth in this Proxy Statement under the caption “Governance of the Company and Board Matters—Selection of Nominees for the Board.”
The Company’s Fourth Amended and Restated By-Laws (the “By-Laws”) provide for a majority voting standard for the election of Directors in uncontested elections. The By-Laws provide that in uncontested elections such as that being conducted this year, a Director will be elected by a “majority of the votes cast.” A “majority of votes cast” means that the number of shares voted “for” a Director exceeds the number of shares voted “against” that Director. In an election that is uncontested, if a Director does not receive a majority of the votes cast for his or her election, as determined based upon the certified election results, the Director must promptly tender his or her resignation to the Board for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will promptly assess the appropriateness of such nominee continuing to serve as a Director and recommend to the Board the action to be taken with respect to such tendered resignation. The Board will determine whether to accept or reject such resignation, or what other action should be taken, within 90 days from the date of the certification of election results.
The Company anticipates that all nominees listed in this Proxy Statement will be candidates when the election is held. However, if for any reason any nominee is not a candidate at that time, proxies will be voted for a substitute nominee designated by the Board and for the remaining nominees (except in the case of abstentions and Broker Nonvotes with respect to the election of Directors).
Nominees

John L. Bernbach Director since March 2013 Age: 69
Mr. Bernbach currently serves as President of Engine USA, LLC, a subsidiary of The Engine Group, Ltd., one of the United Kingdom’s largest independent marketing and communications companies. In addition, Mr. Bernbach was Co-founder, President and Chief Operating Officer of Paris Bernbach Partners (formerly NTM Inc. (Not Traditional Media)), a marketing and media advisory firm from 2003 through January 2010. Prior to that, he served as Chairman and Chief Executive Officer of The Bernbach Group, an executive management consulting business. From 1995 to 2000, Mr. Bernbach served as Director, and later as Chief Executive Officer and Chairman of North American Television, a joint venture between the Power Corporation of Canada and the Canadian Broadcasting Company. Mr. Bernbach spent 27 of his 33 years in the advertising business at Doyle Dane Bernbach, including eight years as President and Chief Operating Officer of DDB Needham Worldwide. Mr. Bernbach currently serves on the boards of Great-West Life & Annuity Insurance Company, First Great-West Life & Annuity Insurance Company, Putnam Investments LLC, Cellfish Media, Lela.com and Casita Maria, a non-profit center for the arts and education serving Hispanic youth.

Mr. Bernbach brings to the Board considerable management and leadership expertise gained over 20 years in leadership roles with several companies. Mr. Bernbach’s diverse experience includes managing multinational corporations. He also provides valuable perspectives in the areas of marketing strategies, advertising and communications.

Mark A. Emmert, Ph.D. Director since 2011 Age: 60
Dr. Emmert is the President of the National Collegiate Athletic Association (“NCAA”) and has held that position since October 2010. Prior to his role with the NCAA, he served as President of the University of Washington from June 2004 to October 2010, which, during his tenure, established an interdisciplinary Department of Global Health and the Institute for Health Metrics and Evaluation.  Prior to 2004, Dr. Emmert served as Chancellor at Louisiana State University and Chancellor and Provost at the University of Connecticut, in addition to holding administrative and academic positions at Montana State University and the University of Colorado. Dr. Emmert is currently a member of the board of directors of Expeditors International of Washington, Inc. and Weyerhaeuser Company.

Dr. Emmert brings to the Board considerable experience in leadership and management. Dr. Emmert also adds a valuable perspective on healthcare institutions as a result of his oversight of four hospitals, $1.2 billion in research and over 35,000 employees while at the University of Washington. In addition, through his service as President of the NCAA, Dr. Emmert brings expertise in government relations and strategic planning.

Steven J. Heyer Director since 2008 Age: 60
Mr. Heyer is an investor and entrepreneur. His principal occupation is Chief Executive Officer and Co-Owner of The Pod Hotel Co. He is also Executive Chairman of Lela.com, an e-commerce company, and founder of Avra Kehdabra Animation LLC. Mr. Heyer previously served as the Chief Executive Officer of Harry & David Holdings, Inc. (“Harry & David”) from February 2010 until February 2011. In March 2011, Harry & David filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code and emerged from bankruptcy on September 13, 2011. Mr. Heyer was the Chief Executive Officer of Starwood Hotels & Resorts Worldwide from October 2004 until April 2007. He also served as a director of Starwood until April 2007. Prior to joining Starwood, he was President and Chief Operating Officer of The Coca-Cola Company from 2002 to September 2004. From 1994 to 2001, Mr. Heyer was President and Chief Operating Officer of Turner Broadcasting System, Inc. and a member of AOL Time Warner’s Operating Committee. Previously, Mr. Heyer was President and Chief Operating Officer of Young & Rubicam Advertising Worldwide, and before that spent 15 years at Booz Allen & Hamilton, ultimately becoming Senior Vice President and Managing Partner. Mr. Heyer is a member of the board of directors of Lazard Ltd. and Lazard Group and he was appointed lead director of Lazard Ltd. in November 2009. He is also a member of the board of directors of Atkins Nutritionals. Mr. Heyer previously served on the board of directors of the NCAA and as Chairman of the Board of Next 3D, Inc.
Mr. Heyer brings considerable expertise to the Board gained through a variety of leadership positions across diverse industries, particularly broadcast media and consumer products and services. He thus brings to the Board broad perspectives on business matters, particularly in the areas of marketing and strategic positioning of products and services. Moreover, his service as lead director on the board of directors of another public company gives him additional perspectives on business, financial and executive compensation matters.

Sam R. Leno Director since 2012 Age: 67
Mr. Leno retired in December 2011 as Executive Vice President and Chief Operations Officer of Boston Scientific Corporation, a position he held since March 2010, where he was responsible for the finance, information systems, operations and business development and strategy functions. He served as Executive Vice President, Finance and Information Systems and Chief Financial Officer of Boston Scientific from 2007 until March 2010. Previously, Mr. Leno was Executive Vice President - Corporate Finance and Operations and Chief Financial Officer of Zimmer Holdings, Inc. from 2003 to 2007, and Senior Vice President and Chief Financial Officer of Zimmer from 2001 to 2003. From 1999 to 2001, Mr. Leno served as Senior Vice President and Chief Financial Officer of Arrow Electronics, Inc. He also served as Chief Financial Officer of Corporate Express, Inc. and Coram Healthcare. In previous positions, Mr. Leno served in various financial and executive capacities at Baxter International Inc. and American Hospital Supply Corporation, both global healthcare companies, for over 20 years, including as Vice President, Finance and Information Technology-Hospital Business at Baxter. Mr. Leno also served as a Lieutenant in the United States Navy and is a Vietnam veteran. Mr. Leno also serves on the board of directors of Lantheus MI Holdings, Inc. and TomoTherapy Incorporated.
Mr. Leno brings to the Board over 30 years of experience in the healthcare industry. Mr. Leno’s extensive experience includes expertise in operations, healthcare compliance, finance and information systems.

Andrea R. Lindell, Ph.D., RN Director since 1992 Age: 69
Dr. Lindell currently serves as Associate Dean and Doctoral Program Director for the School of Nursing at Walden University. Dr. Lindell also serves as Professor Emeritus of the College of Nursing Academic Health Center at the University of Cincinnati, a position she has held since January 2011. Dr. Lindell served as Dean and a Professor of the College of Nursing from December 1990 to January 2011. Dr. Lindell has also served as Associate Vice President for Academic Health Affairs at the University of Cincinnati. From 1998 to January 2008, she held the position of Associate Vice President of the University of Cincinnati Medical Center. From September 1994 to June 2002, she also held an additional position as Interim Dean of the College of Allied Health Sciences at the University of Cincinnati. From August 1981 to August 1990, Dr. Lindell served as Dean and a Professor of the School of Nursing at Oakland University in Rochester, Michigan. In addition, from September 1977 until August 1981, Dr. Lindell also held the position of Chair, Department of Nursing, of the University of New Hampshire. Dr. Lindell is also a director of Chemed Corporation.
In addition to her extensive background in nursing and the development of the nursing profession, Dr. Lindell brings the perspective of a credentialed medical professional to the Board. As Dean and Doctoral Program Director for the School of Nursing at Walden University and former Dean and Professor of the College of Nursing at the University of Cincinnati, Dr. Lindell offers demonstrated leadership ability and extensive knowledge of the healthcare industry and related educational/academic affairs as well as expertise in enterprise budgeting, human resource management and strategic planning. Moreover, her service on the board of directors of another public company also brings additional perspectives on business and operational matters.

Barry Schochet Director since 2011 Age: 62
Mr. Schochet currently serves as Operating Partner of CIC Partners, a mid-market private equity firm. From 2005 to April 2013 he served as President and CEO of BPS Health Ventures, LLC, a healthcare consulting and investment firm. From 1995 to 2005, Mr. Schochet served in various executive roles with Tenet Healthcare Corporation (“Tenet”), including Vice Chairman. Prior thereto, he served in various capacities at Tenet’s predecessor, National Medical Enterprises, including as Hospital Division President and as Chief Executive Officer of Cypress Community Hospital. Mr. Schochet currently serves as a member of the board of directors of Universal Hospital Services, Inc.
Mr. Schochet brings more than 30 years of healthcare experience to the Board. Mr. Schochet’s extensive experience includes business, leadership and management expertise within the healthcare sector. He also provides extensive healthcare compliance and financial experience to our Board.

James D. Shelton Director since 2008 Age: 59
Mr. Shelton is the non-executive Chairman of the Board of Directors of the Company and has held this position since January 2011. Mr. Shelton served as Interim President and Chief Executive Officer of the Company from July 2010 through December 2010. Mr. Shelton is also Chairman of the board of directors of LHP Hospital Partners, Inc. (“Legacy”). Prior to holding his current position at Legacy, Mr. Shelton served as Chairman of the Board, President and Chief Executive Officer of Triad Hospitals, Inc. from May 1999 until the organization was sold in 2007. Mr. Shelton also serves as a Senior Advisor to CCMP Capital Advisors, LLC. Mr. Shelton also serves on the board of directors of Ventas, Inc.
Mr. Shelton gained valuable insight into the day-to-day operations of the Company during his tenure as Interim President and Chief Executive Officer of the Company. As former Chairman and Chief Executive Officer of another public healthcare company, Mr. Shelton brings extensive leadership, operational and financial experience in the healthcare industry. In addition, as the Chairman of the board of directors of Legacy and a director of another public healthcare company, Mr. Shelton has a unique perspective to offer the Company on healthcare technology and other healthcare-related issues. Mr. Shelton’s work experience and membership on the boards of directors of companies, both inside and outside of the healthcare industry, as well as his prior service as Interim President and Chief Executive Officer of the Company, gives Mr. Shelton insight into corporate governance matters and the relationship between boards and management, which positions him well to serve as non-Executive Chairman of the Board.

Amy Wallman Director since 2004 Age: 63
Ms. Wallman is a retired audit partner with Ernst & Young International, a position she held from 1984 to July 2001. From 1995 to 2001, she also served as Health Care Industry Leader in Ernst & Young’s healthcare practice based in New York, New York.
Given her extensive career in accounting at one of the world’s largest accounting firms, Ms. Wallman brings not only demonstrated skills, but significant experience in the accounting, auditing and financial reporting functions. Over the course of her career, Ms. Wallman advised companies in various industries, including manufacturing, financial services and retail, ultimately developing specific expertise in healthcare.

John L. Workman Director since 2012 Age: 61
Mr. Workman has served as the Chief Executive Officer of the Company since September 2012. Mr. Workman served as interim Chief Executive Officer and Chief Financial Officer of the Company from June 2012 to September 2012, as President and Chief Financial Officer from February 2011 to June 2012 and as Executive Vice President and Chief Financial Officer from November 2009 to February 2011. From 2004 to 2009, he served as Executive Vice President and Chief Financial Officer of HealthSouth Corporation. Prior to joining HealthSouth, Mr. Workman served as Chief Executive Officer of U.S. Can Corporation where he also served as Chief Operating Officer and Chief Financial Officer during his six year tenure. Before that, he spent more than 14 years with Montgomery Ward & Company, Inc., serving in various capacities within the company’s financial organization, including Controller, Chief Financial Officer and Chief Restructuring Officer. Mr. Workman began his career with the public accounting firm KPMG, where he was a partner.
Mr. Workman brings to the Board over 30 years of diverse experience in various industries. As Chief Executive Officer, he is the only member of management serving on the Board, thereby providing the Board with management’s perspective on the Company’s business, operating environment and strategic direction. Mr. Workman also has strong financial and operational expertise, significant experience in corporate governance and restructuring matters and a broad knowledge of the healthcare industry.

Proxies submitted without direction pursuant to this solicitation will be voted “FOR” each of the Director nominees named above.
THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Persons Beneficially Owning More than Five Percent of Outstanding Common Stock of the Company
Set forth below is the name, address and stock ownership of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, and is based on information provided by the beneficial owner in public filings made with the SEC.

Name and Address of Beneficial Owners	Number of Shares and Nature of Beneficial Ownership(a)	Percent of Class(a)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	8,421,705 (b)	8.03%
Brahman Capital Corp. 655 Third Avenue 11th Floor New York, NY 10017	5,883,242 (c)	5.61%
First Pacific Advisors, LLC 11400 West Olympic Blvd. Suite 1200 Los Angeles, CA 90064	6,844,526 (d)	6.52%
Harris Associates L.P. Two North LaSalle Street Suite 500 Chicago, IL 60602-3790	7,590,299 (e)	7.23%
Iridian Asset Management LLC 276 Post Road West Westport, CT 06880-4704	9,105,727 (f)	8.68%
Janus Capital Management LLC 151 Detroit Street Denver, CO 80206	5,062,127 (g)	4.82%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,983,298 (h)	5.70%

(a)
Under applicable SEC regulations, shares are treated as “beneficially owned” if a person has or shares voting or dispositive power with respect to the shares. Unless otherwise indicated, sole voting power and sole dispositive power are exercised by the named person. Percent of class is based on the Company’s shares outstanding as of March 31, 2013.

(b)
Based on a report on Schedule 13G/A filed with the SEC on February 8, 2013, BlackRock Inc. has sole voting power with respect to 8,421,705 shares and sole dispositive powers with respect to 8,421,705 shares.

(c)
Based on a report on Schedule 13G/A filed with the SEC on February 14, 2013, Brahman Capital Corp. has shared voting power with respect to 5,883,242 shares and shared dispositive powers with respect to 5,883,242 shares. Brahman Management, L.L.C., the general partner of certain investment funds with respect the common stock held by Brahman Capital Corp., has shared voting power with respect to 3,142,235 shares and shared dispositive power with respect to 3,142,235 shares. Robert J. Sobel, Mitchell A. Kuflik, and Peter A. Hochfelder, all principals of Brahman Capital Corp. and managing members of Braham Management, L.L.C., hold shared voting power with respect to 5,883,242 shares and shared dispositive power with respect to 5,883,242 shares.

(d)
Based on a report on Schedule 13G filed with the SEC on February 13, 2013, First Pacific Advisors, LLC has shared voting power with respect to 733,434 shares and shared dispositive powers with respect to 6,844,526 shares. FPA Funds Trusts FPA Crescent Fund, in its capacity as an investment company, has sole voting power of 6,099,592 shares and shared dispositive power of 6,099,592 shares. Robert L. Rodriguez, J. Richard Atwood and Steven T. Romick each a controlling person of First Pacific Advisors LLC pursuant to their positions as part-owners and managing members of First Pacific

Advisors, LLC, each hold shared voting power with respect to 733,434 shares and shared dispositive powers with respect to 6,844,526 shares.

(e)
Based on a report on Schedule 13G/A filed with the SEC on February 11, 2013, Harris Associates L.P. has sole voting power with respect to 7,550,099 shares and sole dispositive powers with respect to 7,550,099 shares. Harris Associates Inc., the general partner of Harris Associates L.P., has sole voting power with respect to 7,550,099 shares and sole dispositive powers with respect to 7,550,099 shares. By reason of advisory and other relationships with the person who owns the shares, Harris Associates L.P. may be deemed to be the beneficial owner of 7,590,299 shares.

(f)
Based on a report on Schedule 13G/A filed with the SEC on January 31, 2013, Iridian Asset Management LLC has shared voting power with respect to 9,051,159 shares and shared dispositive powers with respect to 9,051,159 shares. David L. Cohen and Harold J. Levy are both deemed to have a controlling interest in Iridian Asset Management LLC pursuant to their positions as Co-Chief Executive Officer and Co-Chief Investment Officer of Iridian Asset Management LLC. David L. Cohen has shared voting power with respect to 9,051,159 shares and shared dispositive powers with respect to 9,051,159 shares. Harold J. Levy has sole voting power with respect to 54,568 shares, shared voting power with respect to 9,051,159 shares, sole dispositive power with respect to 54,568 shares and shared dispositive powers with respect to 9,051,159 shares.

(g)
Based on a report on Schedule 13G/A filed with the SEC on January 31, 2013, Janus Capital Management LLC has sole voting power with respect to 5,041,313 shares, shared voting power with respect to 20,814 shares, sole dispositive power with respect to 5,041,313 shares and shared dispositive powers with respect to 20,814 shares. Janus Capital Management LLC has a direct 95.67% ownership stake in INTECH Investment Management and a direct 77.8% ownership stake in Perkins Investment Management LLC. INTECH Investment Management may be deemed to be the beneficial owner of 20,700 shares. Perkins Investment Management LLC may be deemed to be the beneficial owner of 114 shares.

(h)
Based on a report on Schedule 13G filed with the SEC on February 13, 2013, The Vanguard Group has sole voting power of 113,649 shares, sole dispositive power of 5,875,549 shares, and shared dispositive power of 107,749 shares.

Common Stock Ownership by Directors and Executive Officers
The following table sets forth information as of March 31, 2013, with respect to the shares of Common Stock beneficially owned by each of the Directors, each current and former executive officer named in the Summary Compensation Table, and all Directors and current executive officers of the Company as a group. The Stock Ownership Guidelines for the Company’s Directors and executive officers are discussed in more detail on pages 9 and 39, respectively.

Individual or Group	Number of Shares and Nature of Beneficial Ownership(a)(b)	Percent of Class(a)
Directors:
John L. Bernbach	-	-
Mark A. Emmert	11,021	*
Steven J. Heyer	29,875	*
Sam R. Leno	5,505	*
Andrea R. Lindell	36,418	*
Barry Schochet	14,193	*
James D. Shelton	127,827(c)	*
Amy Wallman	46,390(c)	*

Current and Former Executive Officers:
Alexander M. Kayne	41,216(c)	*
Robert O. Kraft	32,232	*
Nitin Sahney	101,306(c)	*
John L. Workman	266,027(c)	*
John Figueroa	397(d)	*
Jeffrey Stamps	500(e)	*
Priscilla Stewart-Jones	- (f)	-
All Directors, nominees and current executive officers as a group (14 persons)	786,069(g)	*

*	Less than 1%

(a)
Under applicable SEC regulations, shares are treated as “beneficially owned” if a person has or shares voting or dispositive power with respect to those shares or has a right to acquire the shares within 60 days of March 31, 2013. The Company’s performance restricted stock units are not considered beneficially owned and are not included in the table. Unless otherwise indicated, sole voting power and sole dispositive power are exercised by the named person. In calculating “Percent of Class” for a person, shares which may be acquired within such 60-day period are treated as owned by the person and as outstanding shares.

(b)
Represents shares held in individual capacity (or together with a member of his or her household) as to which such person has voting and dispositive powers (and includes shares allocated to the account of each named person or member of the group under the Company’s Employees’ Savings and Investment Plan as of December 31, 2012 and the Company’s Employee Stock Ownership Plan as of March 31, 2013).

(c)	Includes shares subject to outstanding stock options exercisable within 60 days from March 31, 2013 and restricted stock units that vest within 60 days of March 31, 2013.

(d)	Based on information Mr. Figueroa provided to the Company.

(e)	Based on information Mr. Stamps provided to the Company.

(f)	Based on information Ms. Stewart-Jones provided to the Company.

(g)
Includes 60,559 shares held by Randall Carpenter and 13,500 shares held by Kirsten Marriner, current executive officers of the Company. Does not include shares held by former executive officers Messrs. Figueroa and Stamps and Ms. Stewart-Jones.

TRANSACTIONS WITH RELATED PERSONS
Certain Relationships and Transactions
Since January 1, 2012, there have been no related party transactions involving the Company that were required to be approved under the Related Party Transactions Policy of the Company or reported under the SEC related party transaction rules.
Procedures for Approval of Related Party Transactions
The Board has adopted the Related Party Transactions Policy of the Company. Pursuant to the Company’s Related Party Transactions Policy and the Audit Committee’s charter, the Company’s executive officers, Directors and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with the Company without giving notice to the General Counsel of the Company and obtaining the prior consent of the Audit Committee. Any request for the Company to enter into a transaction with an executive officer, Director, principal stockholder or any of such persons’ immediate family members or affiliates in which the amount involved exceeds $120,000 must first be presented to the General Counsel of the Company and the Audit Committee for review, consideration and approval. In determining whether to approve a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

COMPENSATION DISCUSSION AND ANALYSIS
This section of the Proxy Statement provides a description and review of the Company’s executive compensation program with respect to our named executive officers and former executive officers (who would have otherwise been included if employed as of December 31, 2012). This section reviews the objectives of the Company’s executive compensation program, the various components of the program, the compensation decision-making process and the compensation decisions made in 2012. The Company’s named executive officers for 2012 are:

1.	John L. Workman – Chief Executive Officer

2.	Nitin Sahney – President and Chief Operating Officer

3.	Robert O. Kraft – Senior Vice President and Chief Financial Officer

4.	Alexander M. Kayne – Senior Vice President, Secretary and General Counsel

5.	John Figueroa – Former Chief Executive Officer

6.	Jeffrey M. Stamps – Former Executive Vice President and President, Long-Term Care Group

7.	Priscilla Stewart-Jones – Former Executive Vice President, Human Resources
Executive Summary
2012 Business Highlights Generally
2012 was a year of significant change for Omnicare. John Workman, previously our President and Chief Financial Officer, was appointed to the additional position of interim Chief Executive Officer in June 2012 upon the departure of our former chief executive officer, and was appointed Chief Executive Officer in September 2012. Nitin Sahney, previously our Executive Vice President and President – Specialty Care Group, was appointed Chief Operating Officer in June 2012, and was appointed to the additional position of President in September 2012. Robert Kraft, previously our Senior Vice President of Finance, was appointed Chief Financial Officer in September 2012.
Upon his appointment, Mr. Workman emphasized the importance of remaining focused on the fundamentals of our business units and developing feasible, sustainable business plans for short and long-term growth. This includes focusing on operational excellence, innovation, improving customer service, sales and operational alignment, and ongoing shareholder interaction. As part of this renewed emphasis on our operating segments, Mr. Sahney developed a multi-phased approach to facilitating the long-term growth of our Long–Term Care Group. This plan included: restructuring the Long-Term Care Group; implementing a new sales strategy and sales management team; implementing consistent expectations for all operations; and better aligning our internal resources with opportunities in each market. Our other major operating segment, the Specialty Care Group, again attained strong double-digit growth in revenue and earnings before interest, tax, depreciation and amortization (EBITDA) in 2012.
Other Key 2012 Performance Highlights
This discussion includes certain non‑GAAP financial measures used by management. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Special Items” on pages 25 and 26 of our Annual Report on Form 10-K for the year ended December 31, 2012 and the Appendix to this Proxy Statement for a description of how we calculate these measures, why we believe they are useful to investors, what management uses these measures for, and a reconciliation to the most comparable GAAP measures.
Financial Performance: Our adjusted income from continuing operations for 2012 was $287.9 million, while adjusted cash earnings per diluted share from continuing operations was $3.36 per share, which was higher than our original guidance range of $3.10 to $3.20 and at the top of our revised guidance range of $3.30 to $3.36. Our adjusted earnings per share (non-cash) from continuing operations for 2012 was $2.55, which surpassed our target for the 2012 Annual Incentive Plan of $2.45 and surpassed the 2011 result for the same measure by $0.42, or 19.7%. These results were achieved notwithstanding the substantial challenges that exist in the healthcare services environment, significant investments made in our operating infrastructure, and the reorganization of our Long-Term Care Group.

While net sales for 2012 was relatively stable over 2011, our fundamental financial performance was strong overall, as displayed in the table below:

Financial Measure	2012	2011	% Change
Net sales	$6,160,388	$6,182,922	(0.40)%
Operating income	447,178	432,943	3.3%
Adjusted operating income (a)	564,356	504,710	11.8%
Income from continuing operations	194,874	161,532	20.6%
Adjusted income from continuing operations (a)	287,870	244,108	17.9%

(a)	Adjusted operating income and adjusted income from continuing operations exclude certain items not considered part of the core operating results of the Company and certain non-cash charges.
Cash Flow: We continued our trend of strong net cash flows from operating activities of continuing operations with $544.4 million in 2012.
Operating Income: We achieved adjusted operating income from continuing operations of $564.4 million in 2012, which outpaced 2011 by almost 12%.
Earnings: Our adjusted income from continuing operations for 2012 was $287.9 million, a 17.9% increase over 2011. Our 2012 diluted earnings per share was $1.73, a 22.7% increase over 2011. Additionally, our 2012 adjusted cash earnings per diluted share was $3.36, an increase of $0.46, or 15.9%, over 2011.
Gross Margin: Gross margin as a percentage of total net sales in 2012 increased to 24.1% from 22.3% in 2011.
Stock Performance: Our stock price increased by 4.8% from the end of 2011 to end of 2012, and from June 11, 2012 (the date Mr. Workman was appointed as Interim Chief Executive Officer) to December 31, 2012 our stock price increased by 18.8%.
Total stockholder return: Our one-year total stockholder return for 2012 was 6.1%, which includes dividend payments. Our cumulative total stockholder return for the three-year period from January 1, 2010 through December 31, 2012 was 52.7%. That is, a $100 investment on January 1, 2010 would have yielded $152.65 on December 31, 2012, assuming reinvestment of dividends. Our three-year total stockholder return of 52.7% exceeded the total stockholder return rate for the S&P 500 and the S&P Health Care Index (see graph below).

Return of Capital to Stockholders: As a result of our strong financial position and as part of our strategic business plan, we returned a significant amount of capital to our stockholders in 2012. In the year ended December 31, 2012, we repurchased approximately 10 million shares at an aggregate cost of approximately $339 million, for a cumulative amount of approximately 19.2 million shares at an aggregate cost of approximately $580 million from January 1, 2010 through December 31, 2012. In addition, in the third quarter of 2012 we increased our quarterly cash dividend to $0.14 per share, which is double our previous quarterly cash dividend of $0.07 per share. Since the second quarter of 2010, we have increased the cash dividend four times, representing an increase of more than 500%.
The graph below demonstrates our three-year track record of capital returned to our stockholders and the percentage of net cash flow from operations (CFFO) returned to our stockholders.

Say-on-Pay Advisory Vote
The Compensation Committee (referred to in this Compensation Discussion and Analysis as the “Committee”) considered the results of the advisory vote on executive compensation at the 2012 annual meeting of stockholders. Approximately 85% of the votes cast at the 2012 annual meeting of stockholders approved, on an advisory basis, the executive compensation described in our 2012 Proxy Statement. Based on this result and a review of our executive compensation plans, the Committee decided not to make any changes to the executive compensation structure for 2012. However, the Committee did require that one-half of the value of 2012 long-term incentive awards granted to our executives be earned only if pre-set performance goals are met and increased the weighting placed on performance-based equity awards for 2013 grants. The Committee continues to focus on the objectives described in this report, including aligning the interests of our executives with those of our stockholders to increase stockholder value, and maintaining an appropriate balance of short- and long-term incentives.

2012 Performance and CEO Compensation

Mr. Workman’s total compensation for 2012, as reported in the Summary Compensation Table of this Proxy Statement, ranks between the 25th percentile and median when compared to his peers in our 2012 Compensation Peer Group. His total compensation for 2012 was also below the median when compared to the 2013 Compensation Peer Group that was selected by the Committee in late 2012 for establishing 2013 executive officer compensation targets. By comparison, Omnicare’s total revenue ranked at the 48th and 44th percentiles, respectively, when compared to the same metric for our 2012 and 2013 Compensation Peer Groups (at the time the peer groups were established).

The Committee established compensation targets for Mr. Workman as Chief Executive Officer (“CEO”) when he was appointed by the Board as our CEO in September 2012. In setting Mr. Workman’s compensation targets, the Committee took into consideration Mr. Workman’s leadership as our interim CEO from June to September 2012 and as our President and Chief Financial Officer from February 2011 to June 2012. Based on the Company’s financial and operating performance, as well as Mr. Workman’s leadership in restructuring the organization and identifying talented individuals within the Company, the Committee approved an annual incentive plan payout that was above the targeted level. His 2012 annual incentive plan award combined with his 2012 salary earnings resulted in total cash compensation that was between the lower quartile and the median target total cash compensation when compared to CEOs in our 2012 Compensation Peer Group.

From June 11, 2012 (the date Mr. Workman was appointed as our Interim CEO) through the end of 2012 the total stockholder return was 19.7%. Based in part on this metric, the Committee approved awards to Mr. Workman that reflect the stockholder value generated but are still somewhat conservative given his time in the role of CEO. The Committee believes that total compensation awarded to Mr. Workman in 2012 is (a) consistent with our compensation philosophy and (b) aligned to the interests of our stockholders given the Company’s performance under his leadership. A detailed explanation of Mr. Workman’s compensation is provided below.

Summary of 2012 Compensation Decisions

The Committee is responsible for establishing, implementing and reviewing all elements of our executive compensation programs. The Committee made the following key compensation decisions in 2012, which are discussed in greater detail below:
2012 Compensation Program Highlights
Base Salaries: Determined and approved salary increases for the named executive officers based on such factors as:

•	current salary level of each executive officer;

•	competitive compensation review of each executive officer with respect to the median salary level for executives at the companies comprising our 2012 Compensation Peer Group; and

•	overall performance of each executive officer over the course of the prior year.
Annual Incentive Plan: Approved an annual incentive plan (“AIP”) for 2012, which contained the following components:

•	achievement of target adjusted earnings per share from continuing operations (“EPS”), weighted at 70% of each executive’s target total award;

•	achievement of target individual goals, which were categorized in three areas - operational, customer service and employee engagement, each weighted at 10% of each executive’s target award; and

•
an individual modifier, which could be used to modify each executive’s calculated award based on an overall review of his performance for the year, taking into account our compensation philosophy, peer comparisons, and the minimum and maximum opportunities provided for in the 2012 plan.

Long-Term Incentive Design & Grants: Significantly redesigned the long-term incentive plan, with the new design in effect for the 2012 awards. The 2012 long-term incentive plan included performance restricted stock units (“PSUs”) that are earned at the end of a three-year period based on achievement of pre-set adjusted EPS goals. PSUs are earned only if the minimum adjusted EPS goal is met. Additionally, the Committee has discretion to increase or decrease the number of shares granted upon vesting of the PSUs by up to twenty percent (20%) based on multiple Company and individual performance factors, including, but not limited to total stockholder return, operational performance, and cash flow.
The design of the 2012 long-term incentive plan included the following components and weights for the named executive officers:

Performance Restricted Stock Units (as a % of Award Value)	Restricted Stock (as a % of Award Value)	Stock Options (as a % of Award Value)
50%	30%	20%

The Committee approved long-term incentive award values upon review of:

•	individual award targets for each executive officer,

•	competitive long-term incentive values for our 2012 Compensation Peer Group executives,

•	individual performance over the previous year, and

•	the future potential of each executive officer, including anticipated role in our long-term success.
Executive Severance Program: Approved a new senior executive severance program to support the following objectives:

•	provide key employees with competitive severance benefits,

•	limit the broad use of employment agreements,

•	establish clear and consistent rules for eligibility,

•	provide a consistent set of benefits across all segments and business units,

•	limit our liability for severance, and

•	provide that a double-trigger standard is required for severance payments made in the event of a change in control.
The senior executive severance program approved by the Committee generally provides for payment of 18 months of salary and 18 months of benefits continuation upon a termination without cause, including termination without cause following a change in control of the Company. The severance program became effective on January 1, 2013, and covers all executives that are not otherwise covered by an existing employment agreement. Certain senior executive officers, including three of our named executive officers, have employment agreements that provide for their severance benefits, as described further in this Proxy Statement under the caption “Employment Agreements”.
Executive Benefit Programs: Approved two new benefit programs for certain executives of the Company, including the named executive officers:
Non-Qualified Deferred Compensation Plan: Approved a new restorative non-qualified deferred compensation plan for our executive officers and senior vice presidents that allows participants to save for retirement in a manner than is not available to them under Internal Revenue Service limits applied to the Company’s qualified 401(k) plan. The non-qualified deferred compensation plan allows participants to defer up to 50% of their base salary and 100% of their annual incentive plan awards. Participants are also able to receive the same Company-match afforded to the majority of its employees under the 401(k) plan, which is fifty-percent (50%) of the deferred amount up to six percent (6%) of eligible income. This restorative plan allows executives to more effectively plan for retirement than previously allowed given the IRS limits to tax-deferred retirement savings for highly compensated employees.
Executive Physical Program: In conjunction with our succession planning efforts, and with respect to our mission as a healthcare services provider, the Committee adopted an executive physical program for executive officers and certain senior vice presidents. We invest significantly in the development and success of these employees, so it is in the interest of the Company and our stockholders to ensure that the talents of key executives are not lost unexpectedly due to health reasons. The executive physical program provides more advanced screening than a typical annual physical, which enhances the executive’s ability to prevent significant health issues and identify health issues in their early stages. The annual value of this program is approximately $2,500 per year for each participating executive.
Improvements for the 2013 Compensation Program
Performance-based Long-Term Incentives: In early 2013, the Committee approved modifications to the long-term incentive plan that included increasing the weighting for PSUs to sixty percent (60%) of the total award (up from 50% in 2012), subject to partial clawback if a minimum three-year performance target is not achieved.

Compensation Peer Group: Conducted an annual review of our compensation peer group used to benchmark compensation for our named executive officers. The review conducted during 2012 addressed recent merger activity involving some of our peers and resulted in approval of a new 2013 Compensation Peer Group based on our compensation philosophy, the Committee’s views regarding industry competition for executive talent, and discussions with the Committee’s independent compensation consultant.
Key Officer Changes in 2012 and Related Pay Actions
Compensation Targets for Named Executive Officers: Established compensation targets for (i) Mr. Workman for his role as Chief Financial Officer and upon his promotion to Chief Executive Officer; (ii) Mr. Kraft upon his promotion to Chief Financial Officer; and (iii) Mr. Sahney for his roles as Executive Vice President and Chief Operating Officer and upon his promotion to President and Chief Operating Officer. The most recent promotional changes for Messrs. Workman, Sahney and Kraft took effect in September 2012.
Former Executive Officer Separation Payments: Reviewed the employment agreements and relevant individual factors of Messrs. Figueroa and Stamps and Ms. Stewart-Jones and approved separation payments in accordance therewith to be made following the end of their respective employment with the Company. The Committee also took into consideration the significant portion of 2012 that each individual served in his or her role with the Company.
Executive Compensation Philosophy
The Committee designs our executive compensation programs with the goal of attracting, developing and retaining strong business leaders who can drive financial success, achieve strategic growth objectives and build long-term stockholder value. The Committee uses the following guiding principles to design our compensation programs:

Benchmarking for Competitiveness: The Committee establishes all components of compensation to be competitive within the parameters of our compensation philosophy. The Committee compares our compensation practices and pay levels against appropriate peer companies so we can continue to attract, retain and motivate high-performing executives in an environment in which the competition for high-caliber talent is increasingly challenging. The Committee carefully reviews pay levels of executives from our Compensation Peer Group to ensure that total direct compensation opportunities are appropriate and aligned to our overall compensation philosophy. The Committee references the Compensation Peer Group median compensation levels for total compensation, with variation by pay element and with additional consideration given to the overall level of responsibility and performance of a particular executive.
Pay-for-Performance: The Committee aligns all components of compensation, including annual salary increases and all forms of variable and long-term incentive compensation, to the performance of the individual named executive officer as well as the overall performance of the Company. Minimum threshold performance levels must be achieved on both short- and long-term incentive plans before the plans pay out, and the Committee has discretion to modify the awards based on its review of all aspects of an executive’s individual performance.

Accountability for Results: The Committee structures performance-based compensation to achieve a balance of short- and long-term financial, operational and strategic business performance goals, with a strong emphasis on managing the business for long-term results. The Committee reviews individual and Company performance before making final short- and long-term award decisions. The Committee strives to compensate executives in a way that is internally equitable based upon the levels of responsibility in their respective positions.

Alignment with Stockholders’ Interests: The Committee structures performance-based compensation to align the interests of all executives of the Company with the long-term interests of our stockholders. The value of all long-term incentives for our executives is dependent on the performance of our stock over a long-term period. At least half of the value of long-term awards for named executive officers is performance-based and only vests if a minimum level of performance is achieved over a multi-year period.

Focus on Best Practices: The Committee regularly consults with its advisors and considers best practices in executive compensation. The Committee has made numerous changes in the past several years to bring the Company’s compensation practices in line with what the Committee believes to be best practices. These changes and the best practices the Committee has adopted are highlighted in this report.

Elements of Executive Compensation
The compensation program for our named executive officers consists of four main elements: base salary, annual incentive compensation, long-term incentive compensation, and other benefits, all of which are discussed in more detail below.
The compensation for named executive officers includes both cash-based and equity-based incentive awards. Long-term incentive compensation has historically been emphasized over short-term incentive compensation because the Committee believes it reinforces the importance of stockholder value creation over longer periods of time.
The elements of our compensation program for named executive officers are described in the table below:

Type of Compensation	Primary Objectives	Key Features
Base Salary	To set a level of base compensation sufficient to attract, retain and motivate highly-qualified executives	Base salaries are generally set near peer medians and are based upon experience and skill level.
Annual Incentive Compensation	Motivate executives to achieve challenging short-term performance measures	Annual incentive program based primarily upon achievement of adjusted EPS target. Awards, when paid, are generally between 50% and 150% of the executive’s target bonus.
Long-Term Incentive Compensation	Align long-term compensation with the interests of stockholders and create long-term shareholder value
Long-term awards were previously made in the form of grants of restricted stock. In 2012, the Committee adopted a long-term incentive compensation plan for senior executives, of which 50% of long-term incentive compensation awarded was in the form of restricted stock units subject to performance vesting, 20% was in the form of stock options and 30% was in the form of restricted stock.
In 2013, 60% of long-term compensation awarded under the plan will be in the form of performance-vesting restricted stock units and 40% will be in the form of time-vesting restricted stock.

Other Benefits	Provide competitive welfare and retirement plans and perquisites to attract and retain highly-qualified executives
We maintain general welfare benefits, a 401(k) plan, a non-qualified deferred compensation plan and limited perquisites. These plans are generally conservative when compared to those offered to executives in similarly sized organizations, so the Committee believes that these benefits are reasonable and aligned with the goal of attracting, retaining and motivating our executives.

Setting Compensation Targets and Compensation Mix

The Committee carefully reviews the compensation levels and practices of the Compensation Peer Group when determining the targets for each element of compensation for the executive officers. The Committee reviews each component of compensation as well as total target direct compensation (base salary + short-term incentive + long-term incentives) when establishing targets for each component and the overall target compensation for named executive officers.

The Committee believes that a significant portion of pay for the named executive officers should be at risk to ensure that compensation for the executives is aligned to the interest of our stockholders and that our philosophy of pay-for-performance is upheld in our compensation actions. The graphs below display the percentage of pay that was allocated to each component of compensation for our current named executive officers in 2012.

2012 CEO Pay: 85% of pay at risk

John Workman - CEO
$728,654
$2,519,972
$1,600,000
Base Salary
Cash Bonus
Long-Term Incetive

2012 COO Pay: 84% of pay at risk

Nitin Sahney - President & COO
$533,313
$1,799,967
$1,000,000
Base Salary
Cash Bonus
Long-Term Incetive

2012 CFO Pay: 63% of pay at risk

Robert Kraft - SVP & CFO
$299,992
$415,267
$416,171
Base Salary
Cash Bonus
Long-Term Incetive

2012 General Counsel Pay: 67% of pay at risk

Alexander Kayne - SVP, Secretary & General Counsel
$450,022
$425,855
$397,675
Base Salary
Cash Bonus
Long-Term Incetive

The actual compensation received in 2012 for Messrs. Workman, Sahney and Kraft represent a combination of their original compensation targets and the base salary and short-term incentive targets established upon their promotions during the year. For example, Mr. Workman’s long-term incentive target as President and CFO was used to determine his annual long-term award in April 2012, but he received an additional long-term incentive award and base salary and AIP target adjustments later in the year based upon his promotions to interim CEO and later to CEO. Mr. Kraft’s 2012 long-term incentive award was made prior to his promotion to CFO, so his 2012 award did not include stock options.

Only 15% of Mr. Workman’s pay in 2012 was made in the form of fixed base salary. The remaining 85% was comprised of short- and long-term incentives, both of which are performance-based and at-risk. Over one-half (52%) of his total direct compensation (excluding retirement and other benefits) was delivered in the form of long-term incentives. The average performance-based pay among our remaining named executive officers was 71% of total direct compensation, ranging from 63% for our Chief Financial Officer to 84% for our President and Chief Operating Officer. We believe that putting such significant amounts of pay at risk is aligned to best practices, in the best interests of our stockholders, and confirms our commitment to pay-for-performance.

Additionally, two-thirds (67%) of our Chief Executive Officer’s targeted 2013 pay is in the form of long-term incentives. Nearly half of 2013 targeted pay (47%) of our President and Chief Operating Officer is in long-term incentives. We believe that such substantial proportions of compensation for our top executives further reinforces our commitment to aligning executive pay with the interests of our stockholders, and ensures that our top executives are focused on both short- and long-term performance of the Company.
Compensation Practices and Good Governance
The following is what we do to align our executive compensation practices with our compensation philosophy and the interests of our stockholders:
Competitive Severance Provisions Upon Termination – We have established severance provisions that we believe are competitive with those provided to executives in our Compensation Peer Group and executives in the broader S&P 500.
Competitive Change in Control Provisions – We have established provisions for payments upon change in control that we believe are competitive with those provided to executives in our Compensation Peer Group and executives in the broader S&P 500.
Double Trigger Provisions – We have adopted provisions in our employment, severance and stock award agreements that require that the executive also lose employment following a change in control in order to receive severance benefits.
Limited Perquisites – We provide executives with limited perquisites that we believe are aligned with the interests of the Company and our stockholders. The benefits we provide to executives are meant to protect the significant investments we make in these individuals and to enhance our goal of retaining talent over a long period of time.
Share Ownership Guidelines – We have adopted stock ownership guidelines for our senior executives, including our named executive officers, which we believe are in the best interests of our stockholders and are aligned to best practices in this area. Our guidelines require a minimum level of shares to be held until the ownership guideline is met at each level.
Mitigation of Risk – We mitigate undue risk associated with compensation by utilizing a number of protective measures and practices, including but not limited to: caps on annual incentive awards, caps on performance-based long-term incentive awards, claw back provisions, long-term vesting provisions, clear definitions of “cause” in severance plans, and vigorous Committee and management processes that provide a comprehensive view of Company performance in conjunction with compensation decision making.
Review of Tally Sheets – We review tally sheets for our named executive officers each year to fully understand their compensation opportunities, prior compensation and stock holdings. We utilize tally sheets in conjunction with Compensation Peer Group benchmarks in establishing annual award targets and approving final awards upon completion of each performance year.

No Unduly Excessive or Inappropriate Compensation Practices – In addition to implementing best practices, the Committee is focused on avoiding executive compensation practices that are considered inappropriate or unduly beneficial to executives. As such we do NOT provide the following:

•	excise tax gross-ups upon a change in control;

•	tax gross-ups for personal use of aircraft;

•	personal use of aircraft without Board approval (as of July 2012);

•	tax gross-ups for financial planning benefits;

•	repricing of stock options;

•	uncapped performance-based compensation plans;

•	payment of interest on dividends (for restricted stock awards granted since September 2011); or

•	payment of dividends on PSUs before the shares are granted at the end of the performance period.

Independent Compensation Consultant – The Committee seeks guidance from its independent compensation consultant on trends and best practices in the executive compensation arena, and will continue to monitor trends and make program adjustments as necessary to ensure its practices are in line with the interests of our stockholders.
Compensation Decision Making Process

Role of Committee. The Committee determines the compensation of the named executive officers. The Committee makes decisions, as it deems appropriate, on executive compensation based on its assessment of each executive’s overall performance, our success in meeting our financial and operational goals, the success of business unit or Company initiatives in which the executive was involved, and the future expected contributions of the executive to the Company. The Committee considers the recommendations and Compensation Peer Group data provided by its independent compensation consultant.
The Committee also seeks the views of the Chief Executive Officer on appropriate financial and operational goals, the Company’s performance and the contributions of the other named executive officers to that performance. In the case of the Chief Executive Officer, the Committee develops recommended compensation levels in consultation with its compensation consultant in executive session without the Chief Executive Officer or any other member of management present. The Committee then reviews its recommendations for the Chief Executive Officer with the independent members of the Board and the Committee then finalizes pay decisions.
Additional information about the Committee’s authority and responsibilities is provided in the section of this Proxy Statement captioned “Corporate Governance and Board Matters—Committees of the Board, Committee Charters and Meetings” beginning on page 3.
Role of Consultants and Conflicts of Interests. The Committee has engaged independent compensation consultant Pearl Meyer & Partners (“PM&P”) to review and advise the Committee on executive compensation matters. During 2012, PM&P attended all of the meetings of the Committee for which the Committee requested the consultant’s participation. The role of the compensation consultant includes:

•	advising on the composition of our Compensation Peer Group;

•	gathering and analyzing information related to peer group compensation program objectives and incentive plan design;

•	providing market compensation benchmark references and data;

•	providing market data and advising the Committee regarding our compensation program for non-employee directors;

•	reviewing any analysis or benchmarking that our human resources department prepares for the Committee;

•	assisting with compensation-related regulatory compliance and providing information on best/emerging practices;

•	encouraging and facilitating a process of sound governance, while working appropriately with management and other advisors to understand internal business dynamics; and

•	providing independent, objective advice related to other executive compensation matters.
As an independent consultant, PM&P reports directly to the Committee and periodically interacts with our management at the Committee’s direction. PM&P does not provide any services to the Company other than its services to the Committee. The Committee has assessed the independence of PM&P pursuant to SEC rules and has concluded that PM&P’s work on behalf of the Committee does not raise any conflicts of interest.

Role of Management. The Chief Executive Officer, President and Chief Operating Officer, and compensation, human resources and financial personnel assist in the design of our incentive compensation plans, including performance target recommendations to support our strategic goals. The Chief Executive Officer attends Committee meetings at the Committee’s request. The Committee generally conducts a portion of every meeting in executive session without the Chief Executive Officer or any members of management present. For other named executive officers, the Chief Executive Officer considers individual performance and makes recommendations to the Committee on base salary, annual incentive and long-term equity compensation. The Committee reviews, discusses, modifies and approves, as appropriate, the recommendations from the Chief Executive Officer regarding the Company and individual executive performance assessment and compensation levels for the other executives.
Market Comparison Data. To determine competitive market levels, the Committee reviews compensation data using a group of peer companies for named executive officers, and broad-based survey compensation data published by select human resources consulting firms when peer proxy information is not available or insufficient. In 2012, the Committee approved a new compensation peer group, as discussed below.
Our Compensation Peer Group. The Committee regularly reviews our Compensation Peer Group for ongoing relevance. After extensive discussion, including input from PM&P, the Committee approved a new peer group of 15 companies in 2011 for use in establishing 2012 compensation target levels and the design of the 2012 program. The peer group was comprised of companies that the Committee believes engage in healthcare-related businesses impacted by the same economic influences as the Company and/or compete with the Company for executive talent. At the time the 2012 Compensation Peer Group was established, the included companies had, according to data from Standard and Poor’s, annual sales ranging from approximately $1.8 billion to $79 billion with median annual sales of $6.5 billion, which is comparable to our fiscal 2011 revenues of $6.2 billion. Our 2012 Compensation Peer Group is set forth in the table below:

2012 Peer Group Company Name	Industry Description
AmerisourceBergen Corporation	Health Care Distributors
Catalyst Health Solutions, Inc.	Health Care Services
Davita Inc.	Health Care Services
Express Scripts	Health Care Services
Laboratory Corporation of America Holdings	Health Care Services
Life Technologies Corporation	Life Science Tools and Services
Medco Health Solutions, Inc.	Health Care Services
Mylan Inc.	Pharmaceuticals
Owens & Minor Inc.	Health Care Distributors
Patterson Companies Inc.	Health Care Distributors
PharMerica Corporation	Health Care Distributors
Quest Diagnostics	Health Care Services
Schein (Henry) Inc.	Health Care Distributors
Tenet Healthcare Corporation	Health Care Facilities
Universal Health Services, Inc.	Health Care Facilities

Significant changes occurred in our Compensation Peer Group since it was established in 2012. First, Express Scripts and Medco Health Solutions completed a merger, consolidating the two companies into one significantly larger entity. Second, SXC Health Solutions Group merged with Catalyst Health Solutions, Inc. to create a new entity, Catamaran Corporation. Third, the Committee determined that, based on the criteria described below, it no longer made sense to consider Tenet Healthcare Corporation a peer group company.

Given these changes in the 2012 peer group companies, as well as revised standards from external review agencies, the Committee again reviewed a wide variety of potential peers to be included in the peer group that would be used to establish 2013 compensation targets and whose practices would be reviewed in establishing the executive compensation program for 2013. The criteria that the Committee considered in choosing the new peer group included, but were not limited to, industry classification, business mix, revenue, market capitalization and number of employees. After extensive review and discussion of possible peers, as established by the criteria listed above, the Committee approved the following peer group to be used for 2013 compensation targets and program benchmarking:

2013 Peer Group Company Name	Industry Description	Member of 2012 Peer Group
AmerisourceBergen Corporation	Health Care Distributors	Yes
Davita Inc.	Health Care Services	Yes
Laboratory Corporation of America Holdings	Health Care Services	Yes
Life Technologies Corporation	Life Science Tools and Services	Yes
Mylan Inc.	Pharmaceuticals	Yes
Owens & Minor Inc.	Health Care Distributors	Yes
Patterson Companies Inc.	Health Care Distributors	Yes
PharMerica Corporation	Health Care Distributors	Yes
Quest Diagnostics Incorporated	Health Care Services	Yes
Henry Schein Inc.	Health Care Distributors	Yes
Universal Health Services Inc.	Health Care Facilities	Yes
Catamaran Corporation	Health Care Distributors	Yes (Predecessor)
Brookdale Senior Living Inc.	Health Care Facilities	No
Hospira Inc.	Health Care Equipment	No
Kindred Healthcare, Inc.	Health Care Facilities	No
WellCare Health Plans, Inc.	Health Care Plans	No
Molina Healthcare, Inc.	Health Care Plans	No

At the time the 2013 peer group was approved, the included companies had annual sales ranging from approximately $2.0 billion to $80.6 billion with median annual sales of $6.2 billion, which is comparable to our fiscal 2012 revenues of $6.2 billion.
Four additional competitor companies, McKesson Corporation, Cardinal Health, Inc., Express Scripts and CVS Caremark Corporation, are used as a separate pay practices reference group. These organizations are not used for establishing compensation pay levels, but given their business operations, they are used as reference companies for purposes of analyzing competitor pay practices (such as incentive design, stock ownership guidelines, etc.). The Committee reviews pay practices from this group from time to time when it is considering the adoption of new practices or the modification of existing ones.
Survey Data. PM&P and our human resources department has from time to time provided the Committee with broad-based survey compensation data published by selected human resources consulting firms to help provide a general understanding of compensation practices and trends and to supplement the Compensation Peer Group data. Survey data are selected based on the executive positions covered, revenue size and industry. In 2012, the Committee did not rely in any material respect on such surveys in determining compensation for the named executive officers.

Individual Performance Assessments
In January of 2012, the Committee reviewed the performance of the named executive officers to determine their base salary increases, annual incentive plan (“AIP”) awards, and long-term incentive grants. Mr. Figueroa presented a detailed outline of each executive’s performance (other than his own) against specific goals and based on such assessment made recommendations regarding salary increases, annual incentive plan awards and long-term incentive grants. The Committee also reviewed Mr. Figueroa’s performance for the 2011 performance year in determining the same pay decisions for him.
In January 2013, the Committee met with Mr. Workman to review the detailed performance assessment of each current executive officer for the 2012 performance year. Mr. Workman presented the accomplishments of each executive officer (other than himself) against their specific goals for the 2012 performance year. Mr. Workman also outlined additional goals and responsibilities that were given to Messrs. Sahney and Kraft upon their promotions in 2012. The Committee reviewed Mr. Workman’s 2012 performance in private session without Mr. Workman or management in attendance. The Committee considered the performance of each executive in determining their compensation awards for the 2012 performance year.
Compensation Decisions for 2012
Base Salary
Our policy is to set salaries for named executive officers at levels that are sufficient to attract, retain and motivate highly qualified executives, based on a number of different factors, including:

•	Breadth, depth, and complexity of role,

•	Individual performance over the past year (or since in role),

•	Individual’s knowledge, skills and abilities,

•	Competitive peer salaries for similar roles,

•	Our overall salary increase budget for all employees,

•	Recent trend and current forecast data for executive salary increases,

•	Current compensation targets at all levels (as other elements may be a function of salary),

•	The relative value of each position as measured against the Compensation Peer Group, and

•	Fairness in internal equity (for executives with similar experience and scope of responsibilities).
To achieve our executive talent objectives, the Committee considers market data from our independent compensation consultant and establishes base salaries based on an assessment of the factors described above and Company performance. Base salaries are generally set near peer group medians. The named executive officers’ base salaries are periodically reviewed and approved by the Committee.
In early 2012, the Committee reviewed base salaries for the named executive officers using the factors described above and made the following salary increases:

•	Mr. Workman, in his role as President & Chief Financial Officer, received a 3.7% increase to $700,000;

•	Mr. Sahney, in his role as Executive Vice President of the Specialty Care Group, received a 5.3% increase to $500,175;

•	Mr. Kraft, in his role as Senior Vice President of Finance, received a 2.7% increase to $400,530;

•	Mr. Kayne received a 7.5% increase to $430,000;

•	Mr. Figueroa received a 12.5% increase to $900,000 after completing a full year as Chief Executive Officer;

•	Mr. Stamps received a 2.5% increase to $486,875; and

•	Ms. Stewart-Jones received a 7.15% increase to $375,025.
In June 2012, after Mr. Figueroa’s employment with the Company ended, Mr. Sahney was promoted to Executive Vice President and Chief Operating Officer, which included day to day management of both the Specialty Care and Long-Term Care Groups. The Committee reviewed benchmark data provided by PM&P for other executives in similar roles in similarly sized organizations. Based on this review, Mr. Sahney received a 20% salary increase to $600,000 upon his promotion.
In September 2012, Mr. Workman was promoted to the role of Chief Executive Officer. The Committee reviewed Chief Executive Officer pay information from our Compensation Peer Group. Based on this review, Mr. Workman received a 14.3% salary increase to $800,000 upon his promotion.
In September 2012, Mr. Kraft was promoted to the role of Senior Vice President & Chief Financial Officer. The Committee reviewed Chief Financial Officer pay information from our Compensation Peer Group, as well as other relevant factors as described above. Based on this review, Mr. Kraft received a 12.4% salary increase to $450,000 upon his promotion.
Annual Short-Term Incentive Compensation
Annual Incentive Plan
We provide an annual incentive opportunity to its named executive officers under our Annual Incentive Plan (the “AIP”). The AIP is intended to attract, retain and motivate qualified executives to achieve challenging short-term performance objectives.
Target AIP Awards
Each named executive officer has an individual target AIP award opportunity, expressed as a percentage of base salary. The Committee generally refers to the 50th percentile of similarly-situated employees of our Compensation Peer Group to set target AIP awards, subject to individual differences based upon performance, experience and other factors. The following table shows the amount of the target AIP opportunity for each named executive officer that would have been payable if all the performance goals with respect to the annual award were met at 100% of target:

Executive	Target AIP Award (as % of Base Salary)	Target AIP Award ($)
Mr. Workman	150%	$1,200,000
Mr. Sahney	125%	$750,000
Mr. Kraft	75%	$337,500
Mr. Kayne	75%	$322,500
Mr. Figueroa	150%	$1,350,000
Mr. Stamps	100%	$486,875
Ms. Stewart-Jones	55%	$206,938

Mr. Figueroa, Mr. Stamps and Ms. Stewart-Jones did not receive regular payments under the AIP for 2012. Details of their incentive compensation payments are detailed in the Other Compensation Decisions section below.

2012 AIP Performance Goals
Early each year, the Committee reviews and establishes the performance goals for the AIP taking into account our annual budget and operating plan and market conditions. In February 2012, the Committee adopted a 2012 Annual Incentive Plan (the “2012 AIP”) consisting of the following components and weights for the named executive officers:

Company EPS	Operational Goals	Customer Goals	Employee Goals
70%	10%	10%	10%

In addition, the Committee reviewed overall performance for each executive officer to determine if an individual modifier should be applied to the initially calculated award. This modifier can be negative or positive depending on the overall review of the executive’s performance.
Company Adjusted EPS
With respect to the Company component of the 2012 AIP, the Committee approved EPS as the performance metric. EPS is adjusted to exclude special items including, primarily, settlement, litigation and other related charges, acquisition costs, separation costs, debt redemption costs, restructuring costs and amortization of convertible debt discount. In choosing EPS as the performance measure for the 2012 AIP, the Committee considered the following:

•	EPS is aligned with our stockholders’ interests,

•	historically, EPS has been a better indicator of overall long-term Company performance than other performance measures,

•	EPS is most closely aligned with our financial and operational priorities, and

•
PM&P’s analysis of various funding measures utilized by the Company and members of our Compensation Peer Group, which concluded that EPS is an important financial measure for the health care industry and is used by many of our peers for annual incentives.

The Committee approved a target EPS of $2.45, which was close to the high-end of our guidance to the investment community at the time. The Company component portion of the 2012 AIP program could have resulted in a range of award payouts of between 0% and 150% of the target award:

•	0% of the target award opportunity to be paid if the Company achieved less than 97% of the EPS target,

•	50% of the target award opportunity to be paid upon the Company’s achievement of 97% of the EPS target,

•	100% of the target award opportunity to be paid upon the Company’s achievement of 100% of the EPS target, and

•	150% of the target award opportunity to be paid upon the Company’s achievement of 106% or more of the EPS target.

In the event that the Company achieved an EPS between 97% and 106% of the EPS target, the percentage of the Company component’s portion of the target award opportunity was to be determined by linear interpolation. The potential award amounts with respect to the Company EPS component of the 2012 AIP are summarized in the following chart:

Performance Measure/Funding	Threshold*	Target	Maximum
EPS	$2.37*	$2.45	$2.60
% of Goal	97%	100%	106%
Plan Funding as % of Target	50%	100%	150%
_________________

*	There is no plan funding if EPS falls below the threshold level.
2012 Results and AIP Award Determination
In early 2013, the Committee met to determine the 2012 AIP award amounts to be paid for 2012 performance. The Committee determined that the Company’s EPS for 2012 was $2.55, compared to a target of $2.45, which resulted in funding for the Company EPS component of the 2012 annual bonuses at 133.3% of target.
Operational/Customer/Employee Goal Components
With respect to the Operational, Customer and Employee components of the 2012 AIP goals, each executive officer had specific goals aligned to each of these areas. These goals were established in January of 2012 and included a mix of objective and subjective goals. Additional responsibilities were assigned to Messrs. Workman, Sahney and Kraft upon their promotions later in the year. The Committee reviewed a detailed summary of each executive’s performance prepared by management against these goals and determined that, in all cases, each executive met or exceeded his individual goals in these categories for the 2012 performance year. Therefore, all sitting executives received 100% of the target award for these three components in their 2012 AIP award.
Mr. Workman reviewed the individual performance of the named executive officers (other than himself) with the Committee and recommended that an individual modifier be positively applied to the calculated award for Mr. Sahney due to the critical role he played in our success in 2012 and his strong individual performance against his goals. After taking Mr. Workman’s recommendation into account and considering each executive’s overall performance and level of achievement of individual performance goals, the Committee approved a positive individual modifier to the 2012 AIP award of Mr. Sahney, increasing his calculated award by 8.1%.
After the review of Mr. Workman’s performance in 2012, the Committee also applied a positive individual modifier to Mr. Workman’s 2012 AIP award, increasing his calculated award by 8.1%. The Committee considered that we exceeded the EPS target for the AIP and achieved record cash flows in 2012. The Committee also noted that our stock price performed extremely well in the months following Mr. Workman’s appointments to interim and full time Chief Executive Officer. The Committee recognized Mr. Workman’s efforts in leading our reorganization and investor relations efforts upon the departure of our former chief executive officer.
Additional performance factors considered by the Committee in determining Mr. Workman’s 2012 AIP award included the following:

•	the Company’s achievement of double-digit growth in adjusted cash earnings per diluted share from continuing operations, which was ahead of target;

•	the Company’s results on other key financial goals, which surpassed budget, including cash flow, EBITDA and capital allocation;

•	his role in the formulation of our short- and long-term strategic direction; and

•	his successful execution of objectives relating to leadership and strategic direction in the implementation of the new information technology system.
The table below sets forth the initial calculations of the 2012 AIP award amounts for the named executive officers serving at year end, as well as the actual 2012 AIP awards, which include any individual modifiers applied by the Committee:

Measure	EPS		Operational Goals		Customer Goals		Employee Goals		Initial Calculated Award		Individual Performance Modifier	Final Award
Weight	70%		10%		10%		10%
	A	B	C	D	E	F	G	H	I	J	K	L	M
Named Executive Officer	Funding Level	Calculated Award (Target X Weight X Funding Level)	% Complete	Calculated Award (Target X Weight X % Complete)	% Complete	Calculated Award (Target X Weight X % Complete)	% Complete	Calculated Award (Target X Weight X % Complete)	Initial Calculated Award (sum of B,D,F,H)	Calculated Award as % of Target	Individual Performance	Final Bonus Calculation (I X K)	Final Award as % of Target
John L. Workman	133.3%	$1,119,720	100%	$120,000	100%	$120,000	100%	$120,000	$1,479,720	123.3%	108.1%	$1,600,000	133.3%
Robert Kraft	133.3%	$314,921	100%	$33,750	100%	$33,750	100%	$33,750	$416,171	123.3%	100.0%	$416,171	123.3%
Nitin Sahney	133.3%	$699,825	100%	$75,000	100%	$75,000	100%	$75,000	$924,825	123.3%	108.1%	$1,000,000	133.3%
Alexander Kayne	133.3%	$300,925	100%	$32,250	100%	$32,250	100%	$32,250	$397,675	123.3%	100.0%	$397,675	123.3%

Pursuant to their separation agreements with the Company, Mr. Figueroa and Ms. Stewart-Jones received bonuses based on a pro rata portion of their 2012 AIP awards in the amount of $602,877 and $103,500, respectively. Mr. Stamps did not receive an award under the 2012 AIP.
Long-Term Incentive Awards
Performance-Based Long-Term Incentive Compensation Program for 2012
The goal of our long-term incentive program, to align long-term performance compensation with stockholder interests, has primarily been achieved in recent years through the grant of restricted stock awards. The Committee did not grant regular, annual long-term incentive awards in 2011 other than sign-on awards for newly hired executives. In 2012, the Committee approved a new long-term incentive program for our executives that it believes is better aligned to competitive market practices and the interests of our stockholders, and more closely ties long-term incentive opportunities to performance. The components of the 2012 long-term incentive program are as follows:

Performance Restricted Stock Units (as a % of Award Value)	Restricted Stock (as a % of Award Value)	Stock Options (as a % of Award Value)
50%	30%	20%

This mix reflects the Committee’s consideration of competitive market practices and its desire to focus the executives on Company and individual long-term performance. The vesting of each equity award type is as follows:
Performance Restricted Stock Units: PSUs granted under the long-term incentive compensation program vest on the third anniversary of the grant date if the EPS target is met. 50% of the target number of PSUs subject to the award will vest if we achieve the threshold EPS target. 100% of the target number of PSUs subject to the award will vest if we achieve target EPS. 150% of the target number of PSUs subject to the award will vest if we achieve the maximum EPS target. The award will pay out between 50% and 150% of the target award based upon linear interpolation for EPS amounts between threshold and maximum. No PSUs will vest if EPS is less than the threshold EPS target at the end of the three-year term of the award. The final payment is settled in shares and subject to a discretionary positive or negative 20% adjustment based on the Committee’s evaluation of factors relating to Company and individual performance including, but not limited to, total shareholder return, operational performance and cash flow.

Restricted Stock: Restricted stock granted under the long-term incentive compensation program vests in four equal annual installments beginning on the first anniversary of the grant date.
Stock Options: Stock options granted under the long-term incentive compensation program have a seven year term and vest in three equal annual installments beginning on the first anniversary of the grant date.
In determining long-term incentive award grants in 2012, the Committee considered the named executive officers’ overall performance and level of responsibility in light of our compensation philosophy as described under the heading “Executive Compensation Philosophy” above, and designed target long-term incentive award amounts to deliver target total direct compensation (base salary + target AIP + target long-term incentive) to be consistent with our compensation philosophy and competitive with our Compensation Peer Group. In September 2012, in connection with Mr. Workman’s appointment as Chief Executive Officer, the Committee increased Mr. Workman’s target award opportunity under the 2012 AIP to 150% of the base salary (for all of 2012 without proration). The Committee also increased Messrs. Sahney’s and Kraft’s target award opportunities under the 2012 AIP to 125% and 75% of base salary, respectively (in each case for all of 2012 without proration) in connection with their promotions in September 2012.
The award values granted to the named executive officers in 2012 were as follows:

Executive Officer	Grant Date Fair Value
	Performance Restricted Stock Units	Restricted Stock	Stock Options	Total Award Value
John Workman	$824,986	$494,999	$330,000	$1,649,985
Nitin Sahney	$599,984	$359,983	$239,996	$1,199,963
Robert Kraft	$99,007	$200,985	- (d)	$299,992
Alexander Kayne	$225,003	$135,015	$90,004	$450,022
John Figueroa (a)	$2,499,990	$1,499,994	$1,000,002	$4,999,986
Jeffrey Stamps (b)	$499,998	$299,992	$200,000	$999,990
Priscilla Stewart-Jones (c)	$168,752	$101,244	$67,498	$337,494

(a)
Pursuant to Mr. Figueroa’s separation agreement, the restricted stock and stock options granted to Mr. Figueroa in 2012 were forfeited upon termination of his employment with the Company. Mr. Figueroa also forfeited the majority of his PSUs, but will receive one-third (1/3) of the PSU award granted in 2012 if the Company’s EPS target is achieved. See the table below for further information.

(b)
Pursuant to Mr. Stamps’ separation agreement, the restricted stock and stock options granted to Mr. Stamps in 2012 vested upon his separation from the Company. The PSUs granted to Mr. Stamps in 2012 were forfeited upon termination of his employment with the Company.

(c)	Pursuant to Ms. Stewart-Jones’ separation agreement, the restricted stock and stock options granted to Ms. Stewart-Jones in 2012 were forfeited upon termination of her employment with the Company.

(d)	Mr. Kraft received his 2012 long-term incentive grants before he became an executive officer and therefore was not granted any stock options.
The potential PSUs that may be earned by the named executive officers for the performance period are as follows:

Executive Officer	Performance Period	Potential Performance Restricted Stock Units Earned
		Below Threshold	Threshold	Target	Maximum
John Workman	2012 – 2014	-	11,799	23,598	35,397
Nitin Sahney	2012 – 2014	-	8,581	17,162	25,743
Robert Kraft	2012 – 2014	-	1,146	2,832	4,248
Alexander Kayne	2012 – 2014	-	3,218	6,436	9,654
John Figueroa (a)	2012 – 2014	-	-	23,836	-
Jeffrey Stamps (b)	2012 – 2014	-	-	-	-
Priscilla Stewart-Jones (b)	2012 – 2014	-	-	-	-

(a)
Pursuant to Mr. Figueroa’s separation agreement should the Company meet the performance criteria for the period he will receive the then current cash value of 23,836 shares instead of receiving payment in shares.

(b)	Mr. Stamps’ and Ms. Stewart-Jones’ PSUs were forfeited upon termination of employment with the Company.
The number of units awarded for each form of equity in the 2012 grant is detailed in the “2012 Grants of Plan Based Awards Table.”
Other Long-Term Incentive Awards
In June 2012 in connection with Mr. Workman’s appointment as interim Chief Executive Officer and Mr. Sahney’s appointment as Chief Operating Officer, the Committee awarded Messrs. Workman and Sahney restricted stock awards of 28,618 and 19,737, respectively, with grant date fair values of $869,987 and $600,004, respectively. The awards vest in four equal annual installments. In connection with the termination of Ms. Stewart-Jones’ employment agreement, in August 2012, she received 20,000 shares of restricted stock with a grant date fair value of $633,600 that vested immediately, and which was awarded to Ms. Stewart-Jones pursuant to her employment agreement as the second tranche of her sign-on equity award. These actions were in light of changing roles of our executive team and are not intended to be part of our regular compensation program.
Other Compensation Decisions
John Figueroa, former Chief Executive Officer and Director. The Company and Mr. Figueroa entered into a Separation Agreement, dated June 10, 2012, pursuant to which his employment with the Company ended on June 10, 2012. In approving the terms of Mr. Figueroa’s separation from the Company, the Committee considered, among other things, the terms of Mr. Figueroa’s employment agreement, his service as Chief Executive Officer for a significant portion of the fiscal year, his non-competition and non-solicitation covenants and the release of claims provided by Mr. Figueroa. Additionally, the Committee considered that Mr. Figueroa forfeited $4,166,679 of the grant date fair value of stock and option awards ($1,499,994 in restricted stock, $1,666,683 in PSUs and $1,000,002 in stock options). He also forfeited his 2012 and 2013 $333,333 target annual incentive cash bonuses. The separation agreement is summarized in this Proxy Statement under the heading “Separation Agreements”.

Jeffrey M. Stamps, former Executive Vice President and President - Long-Term Care Group. The Company and Mr. Stamps entered into a Separation Agreement, dated as of September 21, 2012, pursuant to which his employment with the Company ended on November 15, 2012. In approving the terms of Mr. Stamps’ separation from the Company, the Committee considered, among other things, the terms of Mr. Stamps’ employment agreement, Mr. Stamps’ long-term service to the Company, his non-competition and non-solicitation covenants and the release of claims provided by Mr. Stamps. Additionally, the Committee considered that Mr. Stamps forfeited $499,998 of the grant date fair value of prior stock awards. The separation agreement is summarized in this Proxy Statement under the heading “Separation Agreements.”

Priscilla Stewart-Jones, former Executive Vice President – Human Resources. The Company and Ms. Stewart-Jones entered into a Separation Agreement, dated as of August 9, 2012, pursuant to which her employment with the Company ended on September 30, 2012. In approving the terms of Ms. Stewart-Jones’ separation from the Company, the Committee considered, among other things, the terms of Ms. Stewart-Jones’ employment agreement, her service as Executive Vice President – Human Resources for a significant portion of the year, her assistance during a transition period, her non-competition and non-solicitation covenants and the release of claims provided by Ms. Stewart-Jones. Additionally, the Committee considered that Ms. Stewart-Jones also forfeited $269,996 of the grant date fair value of prior stock awards and $67,498 of the grant date fair value of prior option awards. The separation agreement is summarized in this Proxy Statement under the heading “Separation Agreements.”

Perquisites and Other Benefits
Our executives are offered limited perquisites that are intended to attract, retain and motivate qualified executives by providing benefits that are competitive with the practices of companies that are similar to the Company in business mix and/or financial size and complexity. They are not intended to play a major role in our compensation program. In addition, the Committee believes that the use of certain perquisites generally enables the executives to devote more time to Company business and is aligned with the Board’s commitment to succession planning. The limited perquisites provided to executives, including the named executive officers, include an annual executive physical, voluntary participation in a non-qualified deferred compensation plan, and personal tax and financial planning services. None of the limited benefits, if utilized, are grossed-up for taxes. Details regarding the amounts of certain perquisites are provided below in the Summary Compensation Table and accompanying footnotes.
We offer an Employees’ Savings and Investment Plan (our 401(k) plan), standard health and welfare benefits and deferred compensation benefits which are intended to be part of a competitive compensation program necessary to attract and retain employees, including the named executive officers.
In 2013 we implemented a new, restorative non-qualified deferred compensation program for our executive officers and senior vice presidents, including the named executive officers, which allows participants to save for retirement in a manner that is not available to them under Internal Revenue Service limits applied to our qualified 401(k) plan. The non-qualified deferred compensation plan allows participants to defer up to 50% of their base salary and 100% of their annual performance bonus. Participants are also able to receive the same Company-match afforded to the majority of its employees under our 401(k) plan, which is fifty-percent (50%) of the deferred amount up to six percent (6%) of eligible income. This non-qualified deferred compensation plan was effective as of January 1, 2013, so there are no values reported in relation to this new program in the Summary Compensation Table.
The Committee also adopted an executive physical program in 2012 for our officers at the level of Senior Vice President or above. This plan was adopted to complement our succession planning efforts and our mission as a healthcare services provider. We invest significantly in the eligible executives, so it is in the interest of the Company and our stockholders to ensure that the talents of key executives are not lost unexpectedly due to health reasons. The executive physical program provides more advanced screening than a typical annual physical, which enhances the executive’s ability to prevent significant health issues and identify health issues in their early stages. The annual value of this program is approximately $2,500 per year for each participant, including the named executive officers.
In 2012, Messrs. Workman and Stamps participated in the Rabbi Trust Deferred Compensation Plan. In 2013, Mr. Workman forfeited his right to receive contributions under the Rabbi Trust Deferred Compensation Plan related to earnings in 2013 and subsequent years and elected to participate in the new restorative non-qualified deferred compensation program. Contributions will no longer be made to the Rabbi Trust Deferred Compensation Plan for any of our executives.
Employment Agreements
Employment agreements are intended to attract and retain the executives and to ensure that we receive the ongoing benefit of their experience, skills and achievements. The Committee has determined that we operate in a highly competitive industry and that employment agreements with appropriate severance benefits are a key factor in attracting and retaining executives. The Committee believes our executives’ current severance benefits are necessary for retention of these executives and are generally comparable in overall benefits to executives in the healthcare industry as well as other companies of comparable size to the Company. In 2011, we began limiting the use of employment agreements to executive officers who had current employment agreements in place. As a result, the term of Mr. Kraft’s employment agreement expired in November 2012 in accordance with its terms and was not renewed.
Our employment agreements with Messrs. Workman, Sahney and Kayne are summarized in greater detail in this Proxy Statement under the caption “Employment Agreements.” Information regarding applicable payments under change in control severance arrangements is provided in this Proxy Statement under the caption “Potential Payments upon Termination or Change of Control—Change in Control.”
Stock Ownership Guidelines for Executives
To directly and materially link executive compensation to the financial and operating performance of the Company and increases in stockholder value, we have historically encouraged the ownership of our Common Stock by executives in a number of ways. For example, a broad group of employees, including all of the executives and other members of senior management, are paid a significant portion of their incentive compensation in the form of restricted stock. Our employees generally are provided the opportunity to own Common Stock through the Omnicare StockPlus Plan, a broad-based stock purchase and stock option program.
In September 2011, we adopted updated stock ownership guidelines for our executive officers to further encourage them to achieve and maintain an ownership interest in the Company and thereby link their individual wealth opportunities to the financial and operating performance of the Company and increases in stockholder value. The recommended stock ownership levels set forth in the guidelines are based on a multiple of base salary, ranging from a goal of six times base salary for the Chief Executive Officer and five times base salary for the President to between one and three and one-half times base salary for other named executive officers, and may be satisfied with unvested restricted stock and restricted stock units. Until an officer has reached his or her target ownership, he or she is required to hold 50%, in the case of officers other than vice presidents, and 20%, in the case of vice presidents, of the after-tax number of shares acquired by the executive upon the exercise of stock options or the vesting of restricted stock or restricted stock unit awards. As of March 1, 2013, all of our current named executive officers have met or exceeded their required stock ownership levels.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code limits to $1,000,000 the amount that may be deducted by a publicly-held company for compensation paid each year to its chief executive officer and certain other of its named executive officers, excluding its chief financial officer. Section 162(m) excludes compensation that qualifies as “performance-based compensation” under Section 162(m). The Annual Incentive Plan and the Employees’ Stock and Incentive Plan, each approved by our stockholders, permit the award of exempt performance-based compensation. However, the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable us to meet our overall objectives, even if we may not deduct all of the compensation.
Clawback
Pursuant to their employment agreements and award agreements with the Company, as applicable, each named executive officer has acknowledged that any compensation paid or awarded to him in connection with his employment with the Company is subject to any clawback requirements required by law or regulation or by our corporate governance guidelines or policies.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee of the Board has reviewed and discussed the section of this Proxy Statement captioned “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to the Board that the section captioned “Compensation Discussion and Analysis,” as it appears on pages 19 to 39, be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
The Compensation Committee:
Steven J. Heyer, Chairperson
Mark A. Emmert
Andrea R. Lindell, Ph.D., RN

2012 Summary Compensation Table

Name & Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)(3)	Option Awards (2)	Non-Equity Incentive Plan (4)	Change in Non-Qualified Deferred Comp Earnings(5)	All Other Compensation (6)	Total

John Workman CEO and Former CFO	2012	$728,654	$120,280	$2,189,972	$337,821	$1,479,720	$799	$277,942	$5,135,188
	2011	$675,000	$79,437	-	$8,091	$720,563	$2,545	$121,834	$1,607,470
	2010	$675,000	$606,250	$1,200,008	$690	-	$296	$94,493	$2,576,737

Nitin Sahney President & COO	2012	$553,313	$75,175	$1,559,971	$239,996	$924,825	$258	$6,042	$3,359,580
	2011	$475,000	$78,070	-	-	$521,930	$120	$23,360	$1,098,480

Robert Kraft SVP & CFO	2012	$415,267	-	$299,992	$13,499	$416,171	$131	$6,907	$1,151,967

Alexander Kayne SVP, General Counsel & Secretary	2012	$425,885	-	$360,018	$90,004	$397,675	$234	$20,926	$1,294,742
	2011	$301,539	$482,000	$899,700	-	$18,000	$43	$53,413	$1,754,695

John Figueroa Former CEO	2012	$378,846	$602,877	$3,999,984	$1,007,899	-	-	$3,617,763	$9,607,369
	2011	$800,000	$2,904,300	$5,749,997	$501,823	$542,000	$477	$179,616	$10,678,213

Jeff Stamps Former EVP & President of LTC	2012	$428,414	-	$799,990	$200,000	-	-	$800,322	$2,228,726
	2011	$475,000	-	-	-	$503,310	$20,547	$155,825	$1,154,682
	2010	$427,962	$236,000	$1,266,833	-	-	$13,060	$89,588	$2,033,443

Priscilla Stewart-Jones Former EVP, HR	2012	$276,456	$280,454	$903,596	$67,498	-	-	$788,167	$2,316,171

___________________________________
(1) Our methodology with respect to bonuses and annual incentives for 2012 is discussed in more detail in the section of this Proxy Statement captioned “Compensation Discussion and Analysis”. The 2012 bonus amount for Mr. Workman represents a discretionary upward adjustment of his annual incentive plan award of $120,280. The 2012 bonus amount for Mr. Sahney represents a discretionary upward adjustment of his annual incentive plan award of $75,175. The 2012 bonus amount for Mr. Figueroa represents the pro rata portion of his 2012 annual incentive award (at the target level), paid in accordance with his negotiated separation agreement with the Company. The 2012 bonus amount for Ms. Stewart-Jones includes a bonus of $176,954 for completion of certain human resource initiatives and a bonus of $103,500 as a pro rata portion of her annual incentive award (at the target level), each in accordance with her negotiated separation agreement with the Company.

(2) Current proxy disclosure rules require disclosure of the aggregate grant date fair value of stock and option awards calculated in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718, “Compensation - Stock Compensation,” rather than the dollar amount recognized for financial statement purposes for the fiscal year, as previously required. Note 11 to the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2012, describes the assumptions used to determine the grant date fair value for overall Company stock options. The 2012 stock awards for Mr. Workman include an award for his role as Interim CEO with a grant date fair value of $869,987. Mr. Sahney’s 2012 stock awards include an award for his promotion to President with a grant date fair value of $600,005. Ms. Stewart-Jones received an award of 20,000 shares with a grant date fair value of $633,600, as required by the terms of her employment agreement. Mr. Workman’s 2012 option awards include 826 options received through his participation in the Omnicare StockPlus Plan. All of Mr. Kraft’s option awards were received through his participation in the Omnicare StockPlus Plan. Mr. Figueroa’s 2012 option awards include 794 options received through his participation in the Omnicare StockPlus Plan. Per their respective terminations, a portion of the grant date fair values for stock awards and option awards of Mr. Figueroa, Mr. Stamps and Ms. Stewart-Jones were forfeited: Mr. Figueroa forfeited $4,166,679 of the grant date fair value of stock and option awards ($1,499,994 in restricted stock, $1,666,683 in PSUs and $1,000,002 in stock options); Mr. Stamps forfeited $499,998 (all PSUs) of the grant date fair value of stock awards; and Ms. Stewart-Jones forfeited $337,494 of the grant date fair value of stock and option awards ($269,996 in restricted stock and $67,498 in stock options).

(3) The aggregate grant date fair value of stock awards includes 2012 awards of PSUs, which are valued at the grant date fair value assuming the probable achievement of performance targets. The grant date fair value of these awards for the named executives is as follows: Mr. Workman, $824,986; Mr. Sahney, $599,984; Mr. Kraft, $99,007; Mr. Kayne, $225,003; Mr. Figueroa, $2,499,990; Mr. Stamps, $499,998; Ms. Stewart-Jones,

$168,752. The grant date fair value of the PSUs assuming achievement of the maximum level of performance is as follows: Mr. Workman, $1,237,479; Mr. Sahney, $899,976; Mr. Kraft, $148,511; Mr. Kayne, $337,505; Mr. Figueroa, $3,749,985; Mr. Stamps, $749,997; Ms. Stewart-Jones, $253,128. The actual value of PSUs earned may differ from the grant date fair value depending on the level of performance achieved and the stock price at the end of the performance period. Upon achievement of the performance conditions, the Compensation Committee has discretion to increase or decrease the amount of the awards by up to 20%. Any such discretionary adjustment in the awards will be reflected in the year the awards vest. In accordance with Mr. Figueroa’s separation agreement with the Company, a pro-rata portion of his PSUs with a grant date fair value equal to $833,307 will vest upon satisfaction of the performance criteria and the remainder of the award was forfeited. The PSUs granted to Mr. Stamps and Ms. Stewart-Jones were forfeited upon their separation from the Company. The PSUs units are discussed in more detail in the section of this Proxy Statement captioned “Compensation Discussion and Analysis.”

(4) Our methodology with respect to non-equity incentive plan compensation for 2012 is discussed in more detail in the section of this Proxy Statement captioned “Compensation Discussion and Analysis.” The non-equity incentive plan compensation for Messrs. Workman, Sahney, Kraft, Kayne, Figueroa, and Ms. Stewart-Jones represents their respective cash awards earned under the annual incentive plan.

(5) The change in non-qualified deferred compensation earnings includes above-market interest earnings with respect to accumulated dividends on restricted stock held by the named executives for awards granted prior to September 2011 (based upon the imputed interest rate of 7.875% or 8.75%, depending on the date of the dividend, in excess of 120% of the applicable long-term Federal rate). The amounts of such above-market interest earned in 2012 were as follows: Mr. Workman, $799; Mr. Sahney, $258; Mr. Kraft, $131; and Mr. Kayne, $234. There were no above-market earnings under the Rabbi Trust Deferred Compensation Plan in 2012 (based upon the actual earnings of the investment funds of the Rabbi Trust in excess of 120% of the applicable long-term Federal rate). The Company will no longer be making any contributions to the Rabbi Trust Deferred Compensation Plan after payment of contributions on salary and bonus earned in 2012. The 2011 and 2010 amounts for Messrs. Workman and Stamps were revised as a result of the Company’s change this year to reporting amounts contributed to the Rabbi Trust on an accrual basis.

(6) The following table shows the components of the 2012 amounts included in the “All Other Compensation” column.

2012 All Other Compensation Table

Name	Severance	Gross Up Payments (Split Dollar Bonus) (d)	Gross Up-Relocation (e)	LTC Insurance Premiums (f)	Executive Life Insurance Payment (g)	Bonus for Split Dollar Life Insurance Premiums (h)	Company Contributions to Defined Contribution Plans (i)	Dividends (j)	Vacation (k)	Perquisites & Personal Benefits (l)	Total

John Workman	-	-	-	-	$1,153	-	$227,709	$34,080	-	$15,000	$277,942

Nitin Sahney	-	-	-	-	$1,153	-	-	$4,889	-	-	$6,042

Robert Kraft	-	-	-	-	$1,104	-	$3,312	$2,491	-	-	$6,907

Alexander Kayne	-	-	-	-	$1,141	-	$3,312	$1,473	-	$15,000	$20,926

John Figueroa	$3,478,818 (a)	-	-	-	$576	-	-	$35,003	$43,812	$59,554	$3,617,763

Jeff Stamps	$731,482 (b)	$860	-	$1,202	$62	$1,598	-	$34,377	$30,741	-	$800,322

Priscilla Stewart-Jones	$470,535 (c)	-	$123,521	-	$752	-	-	$7,212	$12,711	$173,436	$788,167
__________________
(a) Represents severance paid to or accrued for Mr. Figueroa under his employment agreement and separation agreement with the Company and includes $24,412 in interest on payments delayed pursuant to Section 409A of the Internal Revenue Code. The severance amount includes health and welfare benefits of $4,406. Mr. Figueroa’s continued receipt of cash severance is contingent upon his compliance with certain restrictive covenants and other conditions contained in his separation agreement, which is summarized on page 55 of this Proxy Statement.

(b) Represents severance paid to or accrued for Mr. Stamps under his employment agreement and separation agreement with the Company. The severance amount includes health and welfare benefits of $1,169. Mr. Stamps’ continued receipt of cash severance is contingent upon his compliance with certain restrictive covenants and other conditions contained in his separation agreement, which is summarized on page 55 of this Proxy Statement.

(c) Represents severance paid to or accrued for Ms. Stewart-Jones under her employment agreement and separation agreement with the Company. The severance amount includes health and welfare benefits of $1,754. Ms. Stewart-Jones’ continued receipt of cash severance is contingent upon her compliance with certain restrictive covenants and other conditions contained in her separation agreement, which is summarized on page 55 of this Proxy Statement.

(d) Represents gross-up payment by the Company of taxes incurred by Mr. Stamps as a result of imputed income from the Company-paid bonus made to pay Mr. Stamps’ portion of premiums under the split-dollar life insurance agreements. The gross-up payment made to Mr. Stamps was pursuant to a legacy program. The Company does not make gross-up payments for any active named executive officer.

(e) Represents gross-up payment by the Company of taxes incurred by Ms. Stewart-Jones as a result of imputed income from the Company’s payment of her relocation expenses.

(f) Represents premiums paid by the Company for the Mr. Stamps’ participation in our long-term care benefit plan.

(g) Represents premiums paid by the Company for each named executive’s life insurance policy.

(h) Represents the bonus paid to Mr. Stamps to cover the cost of his portion of premiums under split-dollar life insurance agreement.

(i) Mr. Workman’s total includes a $562 Company contribution to the Employees Savings and Investment Plan (our 401(k) plan) and a $227,147 Company contribution to the Rabbi Trust Deferred Compensation Plan. The Company will no longer be making any contributions to the Rabbi Trust Deferred Compensation Plan for any named executive officers (after payment of contributions based on the 2012 fiscal year). The amounts for Messrs. Kraft and Kayne represent Company contributions to the Employees Savings and Investment Plan.

(j) Represents the dollar value of dividends or other earnings paid on stock awards, including interest paid on such dividends (restricted stock awards granted after September 2011 are no longer eligible for interest payments).

(k) Represents the payments of accrued but unused vacation.

(l) The perquisites and personal benefits amounts for Messrs. Workman and Kayne consist of financial planning assistance. Mr. Figueroa’s perquisites and personal benefits amount includes $15,000 for tax planning assistance and $44,554 for personal use of our company owned airplane. Ms. Stewart-Jones’ perquisites and personal benefits amount includes $15,000 for financial planning assistance and $158,436 for relocation expenses (excluding the tax gross-up amount, see footnote (e)).

2012 Grants of Plan-Based Awards Table

									Stock Awards: Number of Shares of Stock or Units (3)	Option Awards: Number of Shares Underlying Options (4)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price of Option Award on Grant Date ($/Sh)	Total Grant Date Fair Value of Stock and Option Awards (5)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Award Type	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
John Workman	StockPlus Stock Options	2/2/2012								190	$33.11		$1,796
	Annual Stock Options	4/30/2012								33,094	$34.96		$330,000
	Annual Restricted Stock Award	4/30/2012							14,159				$494,999
	Annual Performance Restricted Stock Unit	4/30/2012				11,799	23,598	35,397					$824,986
	StockPlus Stock Options	5/3/2012								210	$35.28		$2,106
	Restricted Stock Award	6/12/2012							28,618				$869,987
	StockPlus Stock Options	8/7/2012								202	$31.41	$31.84	$1,861
	StockPlus Stock Options	11/6/2012								224	$35.38	$35.86	$2,059
	Annual Incentive Plan		$600,000	$1,200,000	$1,800,000
Nitin Sahney	Annual Stock Options	4/30/2012								24,068	$34.96		$239,996
	Annual Restricted Stock Award	4/30/2012							10,297				$359,983
	Annual Performance Restricted Stock Unit	4/30/2012				8,581	17,162	25,743					$599,984
	Restricted Stock Award	6/12/2012							19,737				$600,005
	Annual Incentive Plan		$375,000	$750,000	$1,125,000
Robert Kraft	StockPlus Stock Options	5/2/2012								330	$33.11		$3,119
	Annual Restricted Stock Award	4/30/2012							5,749				$200,985
	Annual Performance Restricted Stock Unit	4/30/2012				1,146	2,832	4,248					$99,007
	StockPlus Stock Options	5/3/2012								364	$35.28		$3,650
	StockPlus Stock Options	8/7/2012								348	$31.41	$31.84	$3,206
	StockPlus Stock Options	11/6/2012								378	$35.38	$35.86	$3,474
	Annual Incentive Plan		$168,750	$337,500	$506,250
Alexander Kayne	Annual Stock Options	4/30/2012								9,026	$34.96		$90,004
	Annual Restricted Stock Award	4/30/2012							3,862				$135,016
	Annual Performance Restricted Stock Unit	4/30/2012				3,218	6,436	9,654					$225,003
	Annual Incentive Plan		$161,250	$322,500	$483,750

John Figueroa	StockPlus Stock Options	2/2/2012								112	$33.11	$1,059
	Annual Stock Options	4/30/2012								100,285	$34.96	$1,000,002
	Annual Restricted Stock Award	4/30/2012							42,906			$1,499,994
	Annual Performance Restricted Stock Unit	4/30/2012				35,755	71,510	107,265				$2,499,990
	StockPlus Stock Options	5/3/2012								682	$35.28	$6,839
	Annual Incentive Plan		$675,000	$1,350,000	$2,700,000
Jeffrey Stamps	Annual Stock Options	4/30/2012								20,057	$34.96	$200,000
	Annual Restricted Stock Award	4/30/2012							8,581			$299,992
	Annual Performance Restricted Stock Unit	4/30/2012				7,151	14,302	21,453				$499,998
	Annual Incentive Plan		$243,438	$486,875	$730,313
Priscilla Stewart-Jones	Annual Stock Options	4/30/2012								6,769	$34.96	$67,498
	Annual Restricted Stock Award	4/30/2012							2,896			$101,244
	Annual Performance Restricted Stock Unit	4/30/2012				2,414	4,827	7,241				$168,752
	Restricted Stock Award	8/17/2012							20,000			$633,600
	Annual Incentive Plan		$103,132	$206,264	$309,396

(1) Grants of Non-Equity incentive Plan Awards were made under the Annual Incentive Plan. More detail with respect to the Company’s policies underlying the Annual Incentive Plan is provided in this Proxy Statement beginning on page 32. Mr. Figueroa and Ms. Stewart-Jones forfeited their awards and negotiated a lump sum cash payment in lieu thereof in the amounts of $602,877 and $103,500, respectively. These negotiated lump sum cash payments were not paid in accordance with achievement of performance goals and were paid in compliance with Section 162(m) of the Internal Revenue Code. Mr. Stamps also forfeited his award.
(2) Grants of PSUs may earn from 50% to 150% of target plus or minus a 20% adjustment at the Compensation Committee’s discretion, provided that the performance goal is met. PSU grant value is calculated assuming the probable achievement of target levels. In accordance with his separation agreement with the Company, should the Company meet the targeted performance goal, Mr. Figueroa will receive the cash value of 23,836 shares. Grants of PSUs vest upon achievement of an EPS goal at the end of the period from January 1, 2012 through December 31, 2014. PSUs are generally subject to earlier pro-rata vesting upon death or disability. In addition, PSUs will generally vest pro-rata upon the payment date upon the following events: (i) retirement under a Company retirement plan with the consent of the Compensation Committee, (ii) termination without cause due to reduction in force, (iii) termination without cause following attainment of age 65 and at least 10 years of service, and (iv) a change in control of the Company. For purposes of the PSUs, “cause” and “change in control” are as defined in footnote (3) below. Each of Mr. Stamps and Ms. Stewart-Jones forfeited his/her PSU grant pursuant to his/her respective separation agreement. For additional detail see the section of this Proxy Statement captioned “Payments Upon Termination or Change in Control.”

(3) Grants of restricted stock generally vest in four equal annual installments beginning with the first anniversary of the grant date (assuming continued employment). However, the award granted to Ms. Stewart-Jones on August 17, 2012 vested immediately in accordance with her separation agreement with the Company. Restricted stock awards are generally subject to earlier vesting upon (i) death, disability, retirement under a retirement plan of the Company at or after normal retirement age with the consent of the Compensation Committee, (ii) termination without “cause” following attainment of age 65 and at least 10 years of service, or (iii) a change in control of the Company. For purposes of these awards, “cause” is as defined in each named executive’s employment agreement, if applicable, or if none, “cause” means embezzlement or misappropriation of funds, commission of a felony, misconduct materially injuring the Company, significant activity harmful to the Company’s reputation, significant violation of policy, willful refusal to perform, substantial disregard of duties or significant violation of a contractual obligation to the Company. A “change in control” is defined generally as: (a) any person becoming the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of the securities of the Company, (b) the merger or consolidation of the Company with another entity in which the stockholders of the Company immediately prior to the effective date of the transaction own less than 50% of the voting power of the surviving entity, (c) the sale or other disposition of all or substantially all of the assets of the Company or the dissolution of the Company, or (d) during any period of two consecutive years if the individuals who compose the Board of the Company no longer constitute a majority of the Board, unless the nomination of the new Directors was approved by a least 50% of the Directors at the beginning of such period.     Pursuant to their respective separation agreements, Mr. Figueroa and Ms. Stewart-Jones forfeited his/her grant of 2012 Annual Restricted Stock Awards. Pursuant to his separation agreement, the 2012 Annual Restricted Stock Awards granted to Mr. Stamps vested on the date his employment with the Company ended.

(4) Grants of stock options include awards dated April 30, 2012 that will vest in three equal annual installments beginning with the first anniversary of the grant date (assuming continued employment). These options vest immediately upon death, disability, a termination other than for cause as a result of a reduction in force, a termination without cause following attainment of age 65 and at least 10 years of service and upon a change in control of the Company. In addition, in the event of retirement under a retirement plan of the Company at or after normal retirement age, the vesting of stock options shall continue for an additional three months after the retirement date. The other grants of stock options represent stock options granted under the StockPlus Plan, which vest on the fourth anniversary of the grant date, assuming continued employment on such date. Options granted under the StockPlus Plan vest immediately upon death, disability, a termination without cause and upon a change in control. In addition, in the event of retirement under a retirement plan of the Company at or after normal retirement age, the vesting of stock options shall continue for three months after the date of retirement. Vested stock options of each type are exercisable as follows: (i) upon termination without cause, for three months after the date of termination or the remaining life of the option, whichever is shorter; (ii) upon termination for retirement, death or disability, for 15 months from the date of termination or the remaining life of the option, whichever is shorter; and (iii) upon the occurrence of a change in control of the Company that occurs while an employee is still employed, for the remaining life of the option. For purposes of these stock option grants, “cause” and “change in control” are as defined above in footnote (3) above. Pursuant to their respective separation agreements, Mr. Figueroa and Ms. Stewart-Jones forfeited his/her grant of 2012 Annual Stock Option Awards. Pursuant to his separation agreement, the 2012 Annual Stock Option Awards granted to Mr. Stamps were accelerated on the date his employment with the Company ended and were exercisable through February 15, 2013.

(5) Stock options are granted with an exercise price equal to the fair market value of a share of Common Stock on the grant date. “Fair market value” is defined under the Stock and Incentive Plan to be the closing price of a share of the Company’s stock on the NYSE on the trading date immediately preceding grant date or, in the absence of any reported sales of the Company’s stock on such date, on the first preceding date on which any such sale shall have been reported. Where the closing market price is not indicated for a particular grant, the closing market price was equal to or less than the exercise price.

2012 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards				Restricted Stock Awards		Performance Restricted Stock Unit Awards
Name & Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying unexercised Options Unexercisable	Option Strike Price	Option Expiration Date	Unvested Shares	Market Value of Unvested Shares(9)	Unvested Units(10)	Market Value of Unvested Shares(9)

John Workman CEO		88(1)	$25.16	11/3/2020	95,651(7)(8)	$3,453,001	23,598	$851,888
		224(1)	$26.98	2/7/2021
		214(1)	$31.20	5/4/2021
		228(1)	$27.83	8/3/2021
		242(1)	$30.03	11/2/2021
		190(1)	$33.11	2/1/2022
		33,094(2)	$34.96	4/29/2019
		210(1)	$35.28	5/2/2022
		202(1)	$31.41	8/6/2022
		224(1)	$35.38	11/5/2022

Nitin Sahney President & COO		24,068(2)	$34.96	4/29/2019	49,727(7)(8)	$1,795,145	17,162	$619,548

Robert Kraft SVP & CFO		328(3)	$27.83	8/3/2021	15,749(8)	$568,539	2,832	$102,235
		420(3)	$30.03	11/2/2021
		330(3)	$33.11	2/1/2022
		364(3)	$35.28	5/2/2022
		348(3)	$31.41	8/6/2022
		378(3)	$35.38	11/5/2022

Alexander Kayne SVP, General Counsel & Secretary		9,026(2)	$34.96	4/29/2019	26,362(8)	$951,668	6,436	$232,340

John Figueroa (4) Former CEO							23,836	$860,480

Jeffrey Stamps (5) Former EVP& President of LTC	18,248		$41.62	2/15/2013
	12,236		$54.75	2/15/2013
	25,000		$40.06	2/15/2013

Priscilla Stewart-Jones(6) Former EVP, HR

(1)
Represents stock options that vest four years after the grant date. The grant dates are: November 4, 2010; February 8, 2011; May 5, 2011; August 4, 2011; November 3, 2011; February 2, 2012; May 3, 2012; August 7, 2012; and November 6, 2012.

(2)	Represents stock options granted on April 30, 2012, which vest in three equal annual installments beginning on the first anniversary of the grant date.

(3)	Represents stock options that vest four years after the grant date. The grant dates are: August 4, 2011; November 3, 2011; February 2, 2012; May 3, 2012; August 7, 2012; and November 6, 2012.

(4)
Mr. Figueroa will receive the cash value of his PSUs rather than shares of stock only upon satisfaction of performance metrics at December 31, 2014. See the summary of his separation agreement on page 55 of this Proxy Statement for more detail.

(5)	Reflects stock options held by Mr. Stamps as of December 31, 2012, which subsequently expired on February 15, 2013.

(6)	Ms. Stewart-Jones had no outstanding equity awards as of December 31, 2012. See the summary of her separation agreement on page 55 of this Proxy Statement for more detail.

(7)
On June 22, 2012 Messrs. Workman and Sahney received 28,618 and 19,737 shares of restricted stock, respectively, which vest in four equal annual installments beginning on the first anniversary of the grant date.

(8)
On November 18, 2009, Mr. Workman received 40,816 shares of restricted stock that vests in 10 equal annual installments beginning on the first anniversary of the grant date. On November 16, 2010 and April 30, 2012, Messrs. Workman, Sahney, Kraft and Kayne received shares of restricted stock that vest in four equal annual installments beginning on the first anniversary of the grant date.

(9)	Represents the fair market value on December 31, 2012.

(10)
PSUs vest only upon satisfaction of performance metrics at December 31, 2014 and are represented at the target level. The actual value of PSUs earned may differ from the target levels above depending on the level of performance achieved and the stock price at the end of the performance period.

2012 Options Exercised and Restricted Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John Workman	-	-	57,048	$1,937,519
Nitin Sahney	-	-	9,847	$340,017
Robert Kraft	-	-	5,000	$169,500
Alexander Kayne	-	-	7,500	$266,775
John Figueroa	59,599	$359,506	109,952	$3,529,883
Jeffrey Stamps	52,007	$359,964	82,044	$2,747,202
Priscilla Stewart-Jones	-	-	40,000	$1,267,200
Non-Qualified Deferred Compensation
In 2012, Mr. Workman and Mr. Stamps participated in the Rabbi Trust Deferred Compensation Plan. The following table shows benefits that executives are entitled to under the Rabbi Trust Deferred Compensation Plan.

Name	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
John Workman	$227,147	$2,003	-	$410,271
Jeffrey Stamps	-	-	$157,955	$544,205

(1)
Represents Company contributions credited to Mr. Workman’s account based on his 2012 cash compensation and $55,901 as a true up for amounts previously due but unpaid. As part of his separation agreement, Mr. Stamps agreed to waive any contribution from the Company based on his 2012 cash compensation.

(2)
Earnings under the Rabbi Trust Deferred Compensation Plan are based upon the actual investment earnings or losses of the funds invested in the rabbi trust related to the Rabbi Trust Deferred Compensation Plan. Earnings are credited to the plan on January 1 of each year, based upon the investment earnings or losses of the funds invested in the rabbi trust during the previous year. This column reflects net investment earnings credited to Mr. Workman on January 1, 2013. As part of his separation agreement, Mr. Stamps agreed to waive his right to receive any net investment earnings for 2012.

(3)
Mr. Stamps separated from the Company effective as of November 15, 2012. An amount equal to $157, 955 under the Rabbi Trust Deferred Compensation Plan was distributed to Mr. Stamps on December 7, 2012. The balance of Mr. Stamps’ account of $544,205 will be distributed to him on May 24, 2013.

(4)	Aggregate Balance at Last FYE is the aggregate balance for each such executive under the plan, whether or not such amount is vested under the terms of the plan.

We maintain the Employees’ Savings and Investment Plan, a tax-qualified, defined contribution plan in which all of the named executive officers participate. In addition, since the Internal Revenue Code limits the amount of benefits that are permitted to be paid from a federal income tax-qualified plan such as the Employees’ Savings and Investment Plan, in order to provide competitive overall retirement benefits and retention incentives to its executive officers, we offered the Rabbi Trust Deferred Compensation Plan to certain of its executives, including the named executive officers. The Rabbi Trust Deferred Compensation Plan is a non-qualified deferred compensation arrangement, the assets of which are held in a rabbi trust. Beginning in 2013, Mr. Workman and the other senior executives will participate in the new nonqualified deferred compensation program, a restorative plan. The Company will no longer be making any contributions to the Rabbi Trust Deferred Compensation Plan after payment of contributions earned in 2012.
The Rabbi Trust Deferred Compensation Plan generally provides that for each plan year (1) an amount of earnings based upon the actual investment earnings or losses of the funds invested in the rabbi trust related to the plan, plus (2) 8% of the participant’s total cash compensation received from the Company in the preceding calendar year, will be credited to a participant’s account balance under the plan. Compensation for Mr. Workman is defined as base salary plus any bonus, whether such bonus is payable in cash or shares of Common Stock (be it vested or restricted unvested stock). Compensation for Mr. Stamps is defined as total cash compensation, including cash bonuses and vested restricted stock award income received by Mr. Stamps, plus payments received by him as, or in lieu of, dividends on restricted stock. Contributions in the plan vest in 20% increments each year following the contribution until fully vested at five years. At the earlier of age 65 or age 55 with at least five years of service with the Company, the participant becomes fully vested in all amounts credited to his account.
PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Potential Payments Upon Termination or Change in Control Table
Upon termination of employment and the occurrence of certain triggers, the Company’s named executive officers are due certain payments and benefits. Certain of these triggers are described in further detail after the table. Payments and benefits provided on a non-discriminatory basis to salaried employees generally upon termination of employment are not included. The table below sets forth payments and benefits due assuming December 31, 2012 as the date of a voluntary termination by the named executive officer, termination by the Company with cause, termination by the Company without cause, termination upon death or disability, and termination upon a change in control (CIC) (either an involuntary termination without cause or a voluntary termination upon material breach by the Company). Each executive’s employment agreement defines the terms “cause,” “change in control” and “material breach.” “Cause” and “change in control” are also defined in our incentive plans governing grants of restricted stock and options, as discussed in more detail in the notes to the 2012 Grants of Plan-Based Awards table on pages 44 to 46 of this Proxy Statement.

Name	Severance(1)	Bonus(1)	Restricted Stock (2)	Stock Options (3)	Performance Restricted Stock Units (4)	Non-Qualified Plan Payment (5)	Health & Welfare Benefits(6)	Total ($)
John Workman
Voluntary Termination	-	-	-	-	-	$11,561	-	$11,561
Termination w/ Cause	-	-	-	-	-	$11,561	-	$11,561
Termination w/o Cause	$1,200,000	$1,600,000	$17,364	$9,258	-	$410,271	$16,172	$3,253,065
Death/Disability	$200,000	-	$3,453,001	$46,985	$283,963	$11,561	-	$3,995,510
Termination upon CIC	$1,600,000	$4,800,000	$3,453,001	$46,985	$283,963	$410,271	$21,562	$10,615,782 (7)
Nitin Sahney
Voluntary Termination	-	-	-	-	-	-	-	-
Termination w/ Cause	-	-	-	-	-	-	-	-
Termination w/o Cause	$900,000	$1,000,000	-	-	-	-	$20,782	$1,920,782
Death/Disability	$150,000	-	$1,795,145	$27,438	$206,528	-	-	$2,179,111
Termination upon CIC	$1,200,000	$1,000,000	$1,795,145	$27,438	$206,528	-	$27,709	$4,256,820
Robert O. Kraft(8)
Voluntary Termination	-	-	-	-	-	-	-	-
Termination w/ Cause	-	-	-	-	-	-	-	-
Termination w/o Cause	$17,308	-	-	$8,451	-	-	-	$25,759
Death/Disability	-	-	$568,539	$8,451	$34,078	-	-	$611,068
Termination upon CIC	$17,308	-	$568,539	$8,451	$34,078	-	-	$628,376
Alexander Kayne
Voluntary Termination	-	-	-	-	-	-	-	-
Termination w/ Cause	-	-	-	-	-	-	-	-
Termination w/o Cause	$430,000	$397,675	$812,250	-	-	-	$12,436	$1,652,361
Death/Disability	$107,500	-	$951,668	$10,290	$67,782	-	-	$1,137,240
Termination upon CIC	$645,000	$397,675	$951,668	$10,290	$67,782	-	$18,654	$2,091,069
John Figueroa
Termination w/o Cause(9)	$3,474,412	$602,877	$2,074,706	$355,872			$4,406	$6,512,273
Jeffrey Stamps
Termination w/o Cause(10)	$730,313	-	$2,566,790	-	-	$702,160	$16,685	$4,015,948
Priscilla Stewart-Jones
Termination w/o Cause(11)	$468,781	$280,454	$1,267,200	-	-	-	$15,445	$2,031,880

(1)
Amounts in the Severance column represent the portion of cash severance that is based upon base salary. Amounts in the Bonus column represent the portion of cash severance that is based upon annual bonus.

(2)
The intrinsic value of acceleration of restricted stock is based upon $36.10 per share with respect to each share underlying such award, the fair market value of shares of Common Stock on December 31, 2012.

(3)
The intrinsic value of acceleration of stock options is based upon the difference between $36.10 per share with respect to each share underlying such stock option, the fair market value of shares of Common Stock on December 31, 2012, and the exercise price of each such stock option. “Fair market value” of shares is defined in the Stock and Incentive Plan to be the closing price of a share of our Common Stock on the NYSE on the trading date immediately preceding grant date or, in the absence of any reported sales of our Common Stock on such date, on the first preceding date on which any such sale shall have been reported. Where the closing market price is not indicated for a particular grant, the closing market price was equal to or less than the exercise price.

(4)	The intrinsic value of acceleration of PSUs is based upon $36.10 per share with respect to each share underlying such award, the fair market value of shares of our Common Stock on December 31, 2012.

(5)
In the event of a termination of employment for any reason, an executive participating in the Rabbi Trust Deferred Compensation Plan will receive a lump sum payment of his vested benefit under the plan.

(6)
The amounts set forth for Mr. Stamps and Ms. Stewart-Jones reflect the present value of the total health and welfare benefits to which they are entitled. This amount may ultimately be lower if they are no longer eligible to receive such benefits, which by way of example may occur upon obtaining other employment and becoming eligible for such benefits through the new employer. The amounts each of Mr. Stamps and Ms. Stewart-Jones actually received in 2012 are $1,169 and $1,754, respectively. Mr. Figueroa is no longer eligible for health and welfare benefits and the amount in the table reflects the value of the benefits received by him in 2012.

(7)
This amount would be subject to the excise tax under Section 4999 of the Internal Revenue Code, and as such would be reduced so that no portion of Mr. Workman’s payments or benefits would be subject to the excise tax.

(8)
Mr. Kraft’s employment agreement with the Company expired on November 10, 2012 in accordance with its terms and his employment is “at will.” Mr. Kraft participates in our Senior Executive Severance Plan which became effective on January 1, 2013, which are not reflected here because the table is assumes a trigger occurred on December 31, 2012. The amounts in the table reflect the benefit generally available to employees of the Company, which is two weeks of salary for his service of less than three years.

(9)	Represents amounts received by Mr. Figueroa in accordance with the terms of his employment agreement and severance agreement with the Company.

(10)	Represents amounts received by Mr. Stamps in accordance with the terms of his employment agreement and severance agreement with the Company and the Rabbi Trust Deferred Compensation Plan.

(11)	Represents amounts received by Ms. Stewart-Jones in accordance with the terms of her employment agreement and severance agreement with the Company.

In 2012, the Committee approved a Senior Executive Severance Plan, effective as of January 1, 2013. This plan provides severance benefits to certain of our senior executives that are not covered by employment agreements with the Company. Because the table above assumes a termination of employment occurred on December 31, 2012, any amounts due pursuant to the Senior Executive Severance Plan are not reflected. Of the named executive officers, Mr. Kraft is the only one currently not covered by an employment agreement and eligible for severance benefits under the Senior Executive Severance Plan. If Mr. Kraft’s employment were terminated on January 1, 2013, he would have received a cash severance payment under the Senior Executive Severance Plan in the amount of $675,000, excluding health and welfare benefits.
Termination upon Death or Disability
In the event that any of Messrs. Workman, Sahney or Kayne has a termination of employment due to his illness or other physical or mental disability, he would be entitled to continue to receive all compensation, payments and benefits for a period of three months after the date of termination, reduced by any disability payments to which he may be entitled to receive, in a total cash amount as set forth in the Severance column (death/disability) in the table above. Should he die before the termination of his employment agreement, all payments, contributions and benefits he was entitled to receive would terminate upon the date of his death.

Additionally, in the event that any of Messrs. Workman, Sahney or Kayne has a termination of employment due to his death or disability, he would be entitled to full vesting of his outstanding unvested restricted stock and stock options and he (or his beneficiaries) would have 15 months after his death or disability to exercise all outstanding stock options (or until the end of the original term of the stock option, if earlier). In addition, he will receive a pro rata portion of his target PSU award. The intrinsic value of the acceleration of vesting of stock options would be as set forth in the Stock Option column (death/disability) in the table above. The intrinsic value of the acceleration of vesting of restricted stock would be as set forth in the Restricted Stock column (death/disability) in the table above. The intrinsic value of the acceleration of vesting of the PSU awards would be as set forth in the Performance Restricted Stock Unit column (death/disability) in the table above. Mr. Workman would be entitled to a total payment as set forth in the Non-Qualified Plan Payment column (death/disability) in the table above.

Termination without Cause
In the event that any of Messrs. Workman, Sahney or Kayne has a termination of employment that would constitute a termination without cause, as defined in his employment agreement, he would be entitled to cash severance in the amounts set forth in the Severance and Bonus columns (termination w/o cause) and continued health and welfare benefits in the amounts set forth in the Health and Welfare Benefits column (termination w/o cause) in the table above. He would also receive the full vesting of his sign-on restricted stock award (except that with respect to Mr. Workman, the next installment of his sign-on award will vest on a pro-rata basis). In addition, each executive as well as Mr. Kraft would receive the full vesting of outstanding stock options. The intrinsic value of the acceleration of vesting of stock options would be as set forth in the Stock Options column (termination w/o cause) in the table above. The intrinsic value of the acceleration of vesting of restricted stock would be as set forth in the Restricted Stock column (termination w/o cause) in the table above.
In the event that Mr. Workman has a termination of employment that would constitute a termination without cause as defined in his employment agreement, he would become vested in an additional $398,710 under the Rabbi Trust Deferred Compensation Plan and would be entitled to a total payment as set forth in the Non-Qualified Plan Payment column (termination w/o cause) in the table above.
Termination after a Change in Control
If any of Messrs. Workman, Sahney or Kayne is terminated following a change in control (or in certain circumstances prior to a change in control) in a termination that constitutes a termination without cause under his employment agreement, he would be entitled to cash severance in the amounts set forth in the Severance and Bonus columns (termination upon CIC) in the table above. He would also receive the full vesting of any unvested portion of his sign-on restricted stock award.
In addition, upon a change in control for purposes of the Employees’ Stock and Incentive Plan, each of Messrs. Workman, Sahney, Kraft and Kayne would be entitled to full vesting of outstanding unvested restricted stock and stock options. Each of these individuals will also vest in a pro rata portion of his PSU awards (as determined by the Compensation Committee based on the Company’s performance). All stock options held by each such executive would remain exercisable for their full term (or until the end of the original term of the stock option, if earlier). The intrinsic value of the acceleration of vesting of stock options would be as set forth in the Stock Option column (termination upon CIC) in the table above. The intrinsic value of the acceleration of vesting of restricted stock would be as set forth in the Restricted Stock column (termination upon CIC) in the table above. The intrinsic value of the acceleration of vesting of the PSU awards would be as set forth in the Performance Restricted Stock Unit column (termination upon CIC) in the table above. The amounts reported for the PSUs assumes a pro rata amount at target, but the actual pro rata amount will be the pro rata portion of the amount earned, as determined by the Compensation Committee. Mr. Workman would also become vested in an additional $398,710 under the Rabbi Trust Deferred Compensation Plan and would be entitled to a total payment as set forth in the Non-Qualified Plan Payment column (termination upon CIC) in the table above.
We do not make 280G gross up tax payments to the executives. As such, in the event that any payments or benefits to Messrs. Workman, Sahney, Kraft or Kayne in connection with a change in control would be subject to the excise tax under Section 4999 of the Internal Revenue Code, such payments and benefits will either be paid in full or will be reduced to an aggregate amount so that no portion of such payments or benefits will be subject to the excise tax, whichever results in a greater aggregate amount being retained by him on an after-tax basis. Based on a change in control trigger that occurred on December 31, 2012, the payments and benefits to Messrs. Workman and Sahney would be subject to excise tax. Mr. Workman’s payments and benefits would then be reduced to an aggregate amount so that no portion of such payments or benefits will be subject to the excise tax. No reduction in payments and benefits would occur for Messrs. Kraft or Kayne.
EMPLOYMENT AGREEMENTS
Mr. Workman

The Company entered into an employment agreement with Mr. Workman on October 21, 2009 (as amended effective as of December 7, 2010 and further amended effective as of June 11, 2012). Mr. Workman commenced employment as our Executive Vice President and Chief Financial Officer on November 18, 2009. Mr. Workman was later appointed to the additional position of President in February 2011, and as our Interim Chief Executive Officer in June 2012. In September 2012, Mr. Workman was appointed as our Chief Executive Officer. Mr. Workman’s employment agreement provides that it will be automatically extended for successive one-year terms unless either party provides prior written notice of non-renewal or the employment agreement is terminated. Mr. Workman’s continued employment after any non-renewal of the employment agreement will be considered “at will.” In connection with Mr. Workman’s appointment as Interim Chief Executive Officer in June 2012, he was granted 28,618 shares of restricted stock with a face value of approximately $870,000, vesting in four equal annual installments beginning on the first anniversary of the grant date. The restricted stock has the same terms and conditions as the annual restricted stock awards granted to senior executives in 2012, as discussed in this Proxy Statement under the caption “Compensation Discussion and Analysis”.
Mr. Workman’s employment agreement provides that his base salary may be adjusted at the Company’s discretion and may be reviewed every 14 to 15 months. Mr. Workman is entitled to participate in incentive compensation and bonus programs generally available to our executives and receive contributions from the Company under the Rabbi Trust Deferred Compensation Plan. Mr. Workman’s minimum annual target bonus opportunity pursuant to his employment agreement is 100% of his base salary. In connection with Mr. Workman’s appointment as Chief Executive Officer in September 2012, the Compensation Committee increased Mr. Workman’s minimum annual target bonus opportunity to 150% of his base salary, and set his long-term incentive award opportunity for 2013 at $4,000,000. Upon termination of Mr. Workman by the Company without “cause” or a resignation by Mr. Workman following an uncured material breach by the Company of his employment agreement, Mr. Workman is entitled to 18 months of continued base salary, a pro rata bonus for the year of termination, any unpaid bonus amounts for any previous year, full vesting of unvested deferred compensation and 18 months of continued health benefits. In addition, the next installment of his sign-on restricted stock award of 40,816 shares will vest on a pro rata basis. “Cause” is defined generally under Mr. Workman’s employment agreement as: (i) fraud or willful or intentional misrepresentation in connection with his duties; (ii) failure to substantially perform his duties; (iii) failure to follow the lawful directives of the Board; (iv) willful or intentional conduct that is detrimental to the Company’s reputation, goodwill or business operations, (v) breach or threatened breach of the restrictive covenants in the agreement; (vi) conviction for, or plea of nolo contendere to, a charge of commission of a felony or a violation of federal or state securities law, or (vii) a breach of his representation that entering into the employment agreement will not breach an agreement with any former employer. Upon termination of Mr. Workman by the Company without cause on or within 24 months following, or at the request of a third party (directly or indirectly) that consummates such change in control, within 3 months prior to, a “change in control”, he is entitled to a lump sum payment equal to two times the sum of (a) base salary plus (b) the greatest of (i) his annual bonus for the year preceding the year of termination, (ii) his target bonus for the year of termination or (iii) an annualized amount based upon attainment of applicable performance goals through the termination date for the year of termination. In addition, he will receive a pro rata bonus for the year of termination, any unpaid bonus amounts for any previous year, full vesting of unvested deferred compensation and up to 24 months of continued health benefits. In addition, the buy-out and sign-on restricted stock awards will vest in full. Mr. Workman will receive the same benefits described in the prior two sentences if, during the 24 months following a change in control, the Company makes a material breach of its obligations under his employment agreement, he gives notice within 30 days of such breach, the Company does not cure the breach within 30 days of receipt of notice and he voluntarily terminates within 90 days thereafter. A “material breach of its obligations” is defined as (i) the assignment to Mr. Workman of any duties inconsistent with his position, authority or responsibilities as contemplated in the employment agreement, or any action by the Company that results in a diminution in such position, authority or responsibilities (excluding for these purposes an isolated and insubstantial action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Mr. Workman); (ii) any requirement that Mr. Workman report to any person other than the Chief Executive Officer or the Board; (iii) any failure by the Company to comply with the compensation and benefits provisions of the employment agreement; and (iv) the relocation of the Company’s principal executive offices to a location more than 30 miles from Covington, Kentucky. See footnote 5 of the “2012 Grants of Plan-Based Awards” table for the definition of a “change in control.” Mr. Workman’s employment agreement provides that in the event that any payments or benefits to Mr. Workman in connection with a change in control would be subject to the excise tax under Section 4999 of the Internal Revenue Code, such payments and benefits will either be paid in full or will be reduced to an aggregate amount so that no portion of such payments or benefits will be subject to the excise tax, whichever results in a greater aggregate amount being retained by Mr. Workman on an after-tax basis.
Mr. Sahney
The Company entered into an employment agreement with Mr. Sahney on October 28, 2010 to serve as our President, Specialty Care Group (as amended on February 17, 2011 and June 11, 2012).  Mr. Sahney was appointed to the additional positions of Chief Operating Officer in June 2012 and President in September 2012. The term of Mr. Sahney’s employment commenced on November 10, 2010 for an initial period of two years and automatically extends by successive one-year periods unless prior to the anniversary date, either party notifies the other party that the agreement shall not be extended or the employment agreement is terminated. Mr. Sahney’s continued employment after any non-renewal of the employment agreement shall be considered “at will.”
Mr. Sahney’s base salary under the second amendment to the employment agreement is $600,000, which will be reviewed annually by the Company and may be adjusted at the Company’s discretion. Mr. Sahney’s minimum annual target bonus opportunity pursuant to his employment agreement is 100% of his base salary. In connection with his appointment as President in September 2012, Mr. Sahney’s minimum annual target bonus opportunity was increased to 125% of his base salary. He is also entitled to participate in incentive compensation and bonus programs generally available to our executives. In connection with Mr. Sahney’s appointment as our Chief Operating Officer in June 2012, Mr. Sahney was granted 19,737 shares of restricted stock having a face value of approximately $600,000, vesting in four equal annual installments beginning on the first anniversary of the grant date.
Upon termination of Mr. Sahney by the Company without “cause” or by Mr. Sahney following an uncured material breach by the Company of his employment agreement, he will be entitled to receive a severance payment of his base monthly salary for 18 months, a pro rata bonus for the year of termination, any unpaid bonus amounts for any previous year and up to 18 months of continued health benefits.  “Cause” under Mr. Sahney’s employment agreement is generally defined as:  (i) fraud or willful or intentional misrepresentation in connection with the executive’s performance of his duties thereunder; (ii) the failure by the executive to substantially perform his duties thereunder; (iii) the failure by the executive to follow the lawful directives of the Chief Executive Officer and the Board; (iv) willful or intentional conduct by the executive that is detrimental to the Company’s reputation, goodwill or business operations; (v) breach or threatened breach by the executive of the restrictive covenants provided for in the agreement; (vi) conviction for, or plea of nolo contendere to, a charge of commission of a felony or a violation of federal or state securities law; or (vii) a breach of the executive’s representations that entering into the employment agreement will not breach an agreement with any former employer. Upon termination of Mr. Sahney by the Company without “cause” on or during 24 months following, or at the request of a third party (directly or indirectly) that consummates such change in control within three months prior to, a “change in control” Mr. Sahney will be entitled to receive a lump-sum payment equal to two times base salary, a pro rata bonus, any unpaid bonus amounts for any previous year and up to 24 months of continued health benefits.  Mr. Sahney will receive the same benefits described in the prior two sentences if, during the 24 months following a change in control, the Company makes a material breach of its obligations under his employment agreement, he gives notice within 30 days of such breach, the Company does not cure the breach within 30 days of receipt of notice and he voluntarily terminates within 90 days thereafter. A “material breach of its obligations” is defined as (i) the assignment to Mr. Sahney of any duties inconsistent with his position, authority or responsibilities as contemplated in the employment agreement, or any action by the Company that results in a diminution in such position, authority or responsibilities (excluding for these purposes an isolated and insubstantial action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Mr. Sahney); (ii) any failure by the Company to comply with the compensation and benefits provisions of the employment agreement; and (iii) the relocation of the Company’s principal executive offices to a location more than 30 miles from Covington, Kentucky. See footnote 5 of the “2012 Grants of Plan – Based Awards” table for the definition of a “change in control.” In the event that any payments or benefits to Mr. Sahney in connection with a change in control would be subject to the excise tax under Section 4999 of the Internal Revenue Code, such payments and benefits will either be paid or made in full or will be reduced to an aggregate amount so that no portion of such payments or benefits will be subject to the excise tax, whichever results in a greater aggregate amount being retained by Mr. Sahney on an after-tax basis.
Mr. Kraft

The Company entered into an employment agreement with Mr. Kraft on November 10, 2010 as a Senior Vice President of the Company. In September 2012, Mr. Kraft was promoted to Chief Financial Officer. Mr. Kraft’s employment agreement expired on November 10, 2012 in accordance with its terms and his employment with the Company is “at will.” Mr. Kraft participates in the Company’s Senior Executive Severance Plan which became effective on January 1, 2013.
Mr. Kayne
The Company entered into an employment agreement with Mr. Kayne on April 1, 2011 to serve as our Senior Vice President, Secretary and General Counsel.  The term of Mr. Kayne’s employment commenced on April 1, 2011 and will continue until the third anniversary of the commencement date, or in the case of a change in control, the third anniversary of such change in control, unless (in each case) terminated by either the Company or Mr. Kayne in accordance with the terms of the employment agreement.  Except as provided above, effective on the third anniversary of the commencement date (provided the term of the agreement is not extended in connection with a change in control as described in the preceding sentence), Mr. Kayne shall be covered under any executive severance plan and/or executive change in control plan that applies generally to our executive officers and if no such plan exists, shall continue to be covered under the severance and change in control terms set forth in his employment agreement, even if the agreement is then terminated. Any continued employment after the end of the term of the employment agreement will be on an “at will” basis. Mr. Kayne’s agreement provides that his base salary will be reviewed annually by the Company and may be adjusted at the Company’s discretion. Mr. Kayne’s minimum annual target bonus opportunity is 75% of his base salary. He is also entitled to participate in incentive compensation and bonus programs generally available to our executives.
Upon termination of Mr. Kayne by the Company without “cause,” he will be entitled to receive a severance payment of his base monthly salary for 12 months, a pro rata bonus for the year of termination, any unpaid bonus amounts for any previous year, full vesting of his sign-on restricted stock award and up to 12 months of continued health benefits.  “Cause” under Mr. Kayne’s employment agreement is generally defined as:  (i) fraud or willful or intentional misrepresentation in connection with his performance of his duties under the employment agreement; (ii) his willful failure to substantially perform his duties under the employment agreement; (iii) his failure to follow the lawful directives of the Chief Executive Officer and the Board; (iv) willful or intentional conduct by the executive that is detrimental to the Company’s reputation, goodwill or business operations in any material respect; (v) breach or threatened breach by the executive of the restrictive covenants provided for in the agreement; (vi) conviction for, or plea of nolo contendere to a charge of commission of, a felony or a violation of federal or state securities law; or (vii) a material breach of the executive’s representations that entering into the employment agreement will not breach an agreement with any former employer. Upon termination of Mr. Kayne on or during 24 months following, or at the request of a third party (directly or indirectly) that consummates such change in control within three months prior to, a “change in control” by the Company without “cause,” Mr. Kayne will be entitled to receive a lump-sum payment equal to one and one-half (1.5) times his base salary, a pro rata annual bonus for the year of the termination, any unpaid bonus amounts for any previous year, full vesting of any remaining installments of his sign‑on restricted stock award and up to 18 months of continued health benefits.  Mr. Kayne will receive the same benefits described in the prior two sentences if, during the 24 months following a change in control, the Company makes a material breach of its obligations under his employment agreement, he gives notice within 30 days of such breach, the Company does not cure the breach within 30 days of receipt of notice and he voluntarily terminates within 90 days thereafter. A “material breach of its obligations” is defined as (i) the assignment to Mr. Kayne of any duties inconsistent with his position, authority or responsibilities as contemplated in the employment agreement, or any action by the Company that results in a diminution in such position, authority or responsibilities (excluding for these purposes an isolated and insubstantial action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Mr. Kayne); (ii) any failure by the Company to comply with the compensation and benefits provisions of the employment agreement; and (iii) the relocation of the Company’s principal executive offices to a location more than 30 miles from Covington, Kentucky. See footnote 5 of the “2012 Grants of Plan – Based Awards” table for the definition of a “change in control.” In the event that any payments or benefits to Mr. Kayne in connection with a change in control would be subject to the excise tax under Section 4999 of the Internal Revenue Code, such payments and benefits will either be paid or made in full or will be reduced to an aggregate amount so that no portion of such payments or benefits will be subject to the excise tax, whichever results in a greater aggregate amount being retained by Mr. Kayne on an after-tax basis.

Restrictive Covenant Agreements
Each of Messrs. Workman, Sahney, Kraft and Kayne entered into a Noncompetition, Nonsolicitation and Nondisclosure Agreement with the Company. Pursuant to the agreement, each named executive officer is subject to covenants regarding noncompetition, nonsolicitation of customers and nonsolicitation of employees for 12 months following the date of termination of employment.
SEPARATION AGREEMENTS
Mr. Figueroa
The Company entered into a separation agreement with Mr. Figueroa effective as of June 10, 2012. The separation agreement provided that Mr. Figueroa will receive an aggregate cash severance amount of $3,375,000 payable in installments over 18 months, and a pro rata portion of his annual incentive bonus for 2012 in the amount of $602,877 (subject to achievement of the applicable Internal Revenue Code Section 162(m) performance target), which was paid at the time such bonuses were paid to our senior executives. Mr. Figueroa also received $75,000 in exchange for waiving any rights he may have had to notice of termination and payment related thereto. In addition, 67,558 shares of unvested restricted stock and 44,752 unvested stock options held by Mr. Figueroa became fully vested on the date his employment with the Company ended. Mr. Figueroa received $1,179,009 in consideration of the cancellation of 35,342 of unvested shares of restricted stock that would otherwise have vested on or prior to January 1, 2013 plus the value of any dividend rights relating to such shares. Mr. Figueroa also received a cash payment of $43,812 for unused and accrued vacation time. Mr. Figueroa will receive the cash value of up to 23,836 of his performance stock units following, and subject to achievement of, the Company’s performance target for the 2014 fiscal year plus the value of any dividend rights relating thereto. Mr. Figueroa will also receive continued health benefit coverage for up to 18 months and benefits and amounts due under the Company’s welfare and pension benefit plans. Mr. Figueroa forfeited $4,166,679 of the grant date fair value of stock and option awards ($1,499,994 in restricted stock, $1,666,683 in PSUs and $1,000,002 in stock options). He also forfeited his 2012 and 2013 $333,333 target annual incentive cash bonuses. Mr. Figueroa is subject to noncompetition and non-solicitation covenants for the 18 months following the date his employment with the Company ended and his continued receipt of cash severance is contingent upon complying with these covenants and other conditions contained in his separation agreement. The separation agreement also contained a release of claims in favor of the Company.
Mr. Stamps
The Company and Mr. Stamps entered into a Separation Agreement, dated as of September 21, 2012. The separation agreement provided that, in accordance with Mr. Stamps’ employment agreement Mr. Stamps will receive an aggregate cash severance of $730,313, payable in equal installments over 18 months following the date his employment with the Company ended. In addition, on the termination date, 76,989 shares of restricted stock and options to purchase 20,057 shares of common stock previously granted to Mr. Stamps became fully vested. Mr. Stamps will also receive benefits and amounts due under our welfare and pension benefit plans, and received a cash payment of $30,741 for unused and accrued vacation time. Mr. Stamps became fully vested in his accounts under the Rabbi Trust Deferred Compensation Plan. Mr. Stamps is subject to non-competition and non-solicitation covenants for 18 months following the date his employment with the Company ended and his continued receipt of cash severance is contingent upon complying with these covenants and other conditions contained in his separation agreement. In addition, the separation agreement contained a release of claims in favor of the Company. Pursuant to his separation agreement, described above, the Company will pay Mr. Stamps $7,991 per year until the earlier of 2025 or his death as a bonus, including the taxes on such bonus, in satisfaction of the Company’s obligations under the split-dollar life insurance agreements with Mr. Stamps.
Ms. Stewart-Jones
The Company entered into a separation agreement with Ms. Stewart-Jones effective as of August 9, 2012. The separation agreement provided that Ms. Stewart-Jones will receive an aggregate cash severance amount of $468,781 payable in equal installments over 15 months following her date of termination, and a pro rata portion of her annual incentive bonus for 2012 in an amount not less than $103,500 (subject to achievement of the applicable Internal Revenue Code Section 162(m) performance target), which was paid at the time such bonuses were paid to the Company’s senior executives. The first tranche of her sign-on stock award in an amount of 20,000 shares became vested and she was granted the second tranche of such award in an amount of 20,000 shares on a vested basis upon her separation from service pursuant to her employment agreement. Ms. Stewart-Jones also received a $176,954 transition bonus in connection with her assistance during a transition period and is eligible to receive up to 18 months of continued benefits and amounts due under our welfare and benefit plans; reimbursement of up to $5,000 for services provided by The Ayco Co., LP through April 15, 2013; up to $75,000 in relocation expenses; up to $20,000 as reimbursement for an executive transition program; and up to $7,000 in reimbursement of temporary housing expenses. Ms. Stewart-Jones also received a cash payment of $12,711 for unused and accrued vacation time. Ms. Stewart-Jones is subject to noncompetition and non-solicitation covenants for the 18 months following her termination and her continued receipt of cash severance is contingent upon complying with these covenants and other conditions contained in her separation agreement. The separation agreement also contained a release of claims in favor of the Company.

PROPOSAL NO. 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The following proposal gives stockholders the opportunity to vote to approve or not to approve, on an advisory basis, the compensation of the Company’s named executive officers, as required by Section 14A of the Securities Exchange Act of 1934, as amended. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation of the Company’s named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the principles, policies and practices described in this Proxy Statement.
The Company’s practice, which was approved by its stockholders in an advisory vote at the 2011 Annual Meeting of Stockholders, is to submit say-on-pay votes to the Company’s stockholders on an annual basis (until the next required vote on the frequency of stockholder advisory votes on executive compensation).
The Company’s executive compensation program is designed to directly link executive compensation to the financial and operating performance of the Company, attract, motivate and retain key executives, maintain a balance between the Company’s short- and long-term performance objectives and link a greater portion of each executive’s compensation to the Company’s financial performance as the executive assumes greater responsibilities.
Stockholders are urged to read the section of this Proxy Statement captioned “Compensation Discussion and Analysis” which describes the Company’s executive compensation program and how the Company’s compensation design and practices reflect its compensation philosophy.
The following resolution is submitted for a stockholder vote at the Annual Meeting:
“RESOLVED, that the stockholders of the Company approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2013 Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in such Proxy Statement.”
The affirmative vote of a majority of the votes cast at the meeting in person or by proxy is necessary to approve, on an advisory basis, the compensation of the Company’s named executive officers. As this is an advisory vote, the result will not be binding on the Company, the Board or the Compensation Committee. However, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when evaluating the Company’s compensation principles, program and practices. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

LEGAL MATTERS
On February 13, 2006, two substantially similar shareholder derivative actions, entitled Isak v. Gemunder, et al., Case No. 06-CI-390, and Fragnoli v. Hutton, et al., Case No. 06-CI-389, were filed in Kentucky State Circuit Court, Kenton Circuit, against certain current and former members of the Board, individually, purporting to assert claims for breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment arising out of the Company’s alleged violations of federal and state health care laws based upon the same purportedly improper generic drug substitution that is the subject of the federal purported class action lawsuits. The complaints seek, among other things, damages, restitution and injunctive relief. The Isak and Fragnoli actions were later consolidated by agreement of the parties. We believe that the allegations are without merit and the Company intends to vigorously defend itself in this action.

On April 14, 2010, a purported shareholder derivative action, entitled Manville Personal Injury Settlement Trust v. Gemunder, et al., Case No. 10-CI-01212, was filed in Kentucky State Court, against certain current and former members of the Board and certain of our former officers, individually, purporting to assert claims for breach of fiduciary duty, unjust enrichment, gross mismanagement, and waste of corporate assets arising out of alleged violations of federal and state laws prohibiting the payment of illegal kickbacks and the submission of false claims in connection with the Medicare and Medicaid healthcare programs. Plaintiff alleges that the Board and senior management caused the Company to violate these laws, which has resulted in over $100 million in fines and penalties paid by Omnicare and exposed the Company and certain individual defendants to potential civil and criminal liability. On April 27, 2011 the court entered an order denying defendants’ motion to dismiss the complaint for failure to make a pre-suit demand and failure to state a claim. Defendants filed a notice of appeal from the decision in the Kentucky Court of Appeals, and plaintiff moved to dismiss that appeal on the grounds that the order denying defendants’ motion to dismiss is not subject to an immediate appeal under Kentucky law. On October 6, 2011, the Kentucky Court of Appeals granted plaintiff’s motion on the grounds that the appeal was premature. The case is now in the discovery stage. The individual defendants have denied all allegations of wrongdoing believing the claims against them to be completely without merit and intend to vigorously defend themselves in this action.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file. Based on a review of such reports, we believe that during our last fiscal year, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD
The Audit Committee is comprised of three members of the Board. The Board has affirmatively determined that each member of the Audit Committee is an independent Director and qualified to serve as a member of the Audit Committee under the Guidelines, including the applicable NYSE and SEC standards. The Audit Committee operates under a written charter adopted by the Board.
The Audit Committee assists the Board in monitoring, among other matters: (i) the integrity of the Company’s financial statements; (ii) the independent auditor’s qualifications, independence and performance; and (iii) the performance of the Company’s internal audit function.
The Audit Committee has met and held discussions with management and the Company’s internal auditors and independent auditor, each of whom has unrestricted access to the Audit Committee. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has met and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee discussed with the Company’s independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.
The Audit Committee also has received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the Company is compatible with the auditors’ independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.
The Report of the Audit Committee of the Board does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.
The Audit Committee:

Amy Wallman, Chairperson
Sam R. Leno
Barry Schochet

PROPOSAL NO. 3:
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for fiscal year 2013, subject to stockholders ratifying the appointment at the Annual Meeting. PricewaterhouseCoopers (and its predecessor) has acted as independent auditor for the Company and its consolidated subsidiaries since 1981.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has adopted policies and procedures that require the pre-approval of all audits, audit-related, tax and other services rendered by the Company’s independent auditor. Under the policy, an auditor services schedule is prepared at the beginning of each fiscal year that describes each type of service to be provided by the independent auditor and the projected fees for each such service. The Audit Committee reviews and approves in advance, as appropriate, each service listed on the auditor services schedule and the projected fees for each such service. On a periodic basis, the independent auditor reports to the Audit Committee the actual spending for specified services compared with the approved amounts. Projected fee amounts listed on the auditor services schedule may be updated, as appropriate in the Audit Committee’s discretion, at each regularly scheduled meeting of the Audit Committee. The Audit Committee may also pre-approve particular services on a case-by-case basis. The policy allows the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee. Any decisions made by the designated pre-approval member are reported, for informational purposes only, to the full Audit Committee at its next meeting.
Fees and Services of Independent Registered Public Accounting Firm
The following table summarizes fees for professional services provided to the Company by PricewaterhouseCoopers for the fiscal years ended December 31, 2012 and 2011 (in thousands):

Fees	2012	2011
Audit	$3,278	$2,925
Audit-Related	436	474
Taxes	-	-
All Other	289	49
Total	$4,003	$3,448

Audit fees for the fiscal years ended December 31, 2012 and 2011, respectively, were for professional services rendered for the integrated audit of the consolidated financial statements and effectiveness of internal controls over financial reporting of the Company, as well as comfort letters and related debt offering procedures, statutory audits, income tax provision procedures and assistance with review of documents and financial statements filed with the SEC.
Audit-related fees for the fiscal years ended December 31, 2012 and 2011, respectively, were for assurance and related services primarily attributable to acquisition-related financial due diligence and agreed-upon procedures (for deferred payments on prior acquisitions), as well as employee benefit plan audits and consultations concerning financial accounting and reporting standards and compliance matters.
PricewaterhouseCoopers did not perform professional tax services for the Company in the fiscal years ended December 31, 2012 and 2011.
All other fees for the fiscal years ended December 31, 2012 and 2011, respectively, were permissible services performed by PricewaterhouseCoopers that do not meet the above category descriptions, including services performed in connection with the Company’s ERP implementation and administrative security support.

Vote on Ratification of Appointment
Although ratification of the appointment of PricewaterhouseCoopers as the independent registered public accounting firm of the Company for fiscal year 2013 by stockholders is not required by law or the By-Laws, the appointment of PricewaterhouseCoopers will be submitted for ratification at the Annual Meeting. The affirmative vote of a majority of the shares represented at the meeting in person or by proxy is necessary to ratify the appointment of PricewaterhouseCoopers. If the appointment is not ratified at the Annual Meeting, the Audit Committee will reconsider its appointment of the independent registered public accounting firm. In connection with its appointment of PricewaterhouseCoopers as independent registered public accounting firm, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the ratification of the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for fiscal year 2013.
It is expected that a representative of PricewaterhouseCoopers will be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to questions raised at the Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE COMPANY’S CONSOLIDATED FINANCIAL STATEMENTS FOR FISCAL YEAR 2013.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING
Stockholder Proposal Intended for Inclusion in the 2014 Proxy Statement
Any stockholder proposal intended to be considered for inclusion in the Company’s proxy materials for presentation at the 2014 Annual Meeting of Stockholders must be in writing and received by the Corporate Secretary of the Company not later than December 20, 2013. If any stockholder who intends to propose any other matter to be acted on at the 2014 Annual Meeting of Stockholders does not inform the Company of such matter by March 4, 2014, the persons named as proxies for the 2014 Annual Meeting of Stockholders will be permitted to exercise discretionary authority to vote on such matter even if the matter is not discussed in the proxy statement for that meeting.
Stockholder Nomination of a Candidate for Election as a Director
The By-Laws, a copy of which is available upon request to the Corporate Secretary of the Company, provide that nominations for Director may only be made by the Board or a stockholder entitled to vote who sends a stockholder notice of the nomination to the Corporate Secretary of the Company that is received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of stockholders. For a nominee of a stockholder to be eligible for election at the 2014 Annual Meeting, the stockholder’s notice of nomination must be received by the Corporate Secretary of the Company between January 22, 2014 and February 21, 2014. This advance notice period is intended to allow the Board to have an opportunity to consider persons expected to be nominated at the 2014 Annual Meeting.
A stockholder’s notice of nomination is required to set forth the following: (i) as to each person whom the stockholder proposes to nominate for election or re-election as a Director: (A) the name, age, business address and residence address of such person; (B) the principal occupation or employment of such person; (C) the class and number of shares of capital stock of the Company that are beneficially owned by such person; (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) and between the beneficial owner and such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of Directors, or is otherwise required, in each case, pursuant to Section 14 of the Exchange Act (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and (ii) as to such stockholder giving notice, the information required to be provided pursuant to Section 1.02(e) of the By-Laws.
Advance Notice of Business for 2014 Annual Meeting
The By-Laws provide that no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered written notice to the Corporate Secretary of the Company (containing certain information specified in the By-Laws about the stockholder and the proposed business) not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of stockholders. For business proposed by a stockholder to be eligible to be brought before the 2014 Annual Meeting, the stockholder’s notice of proposed business must be received by the Corporate Secretary of the Company between January 22, 2014 and February 21, 2014.

CORPORATE SECRETARY ADDRESS FOR NOTICES AND REQUESTS
All notices to, or requests of, the Corporate Secretary of the Company should be sent to Omnicare, Inc., 900 Omnicare Center, 201 East Fourth Street, Cincinnati, Ohio 45202.
OTHER MATTERS
As of the date of this Proxy Statement, the Company did not know of any other matter which will be presented for consideration at the Annual Meeting. However, if any other matter should come before the meeting, the persons named in the enclosed proxy (or their substitutes) will have discretionary authority to vote on the matter.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2013
Omnicare’s 2013 Proxy Statement and form of Proxy and 2012 Annual Report to Stockholders are available at http://proxy.omnicare.com.
EXPENSES OF SOLICITATION
The expense of soliciting proxies in the accompanying form will be borne by the Company. The Company will request banks, brokers and other persons holding shares beneficially owned by others to send proxy materials to the beneficial owners and to secure their voting instructions, if any. The Company will reimburse such persons for their expenses in so doing. In addition to solicitation by mail, officers and regular employees of the Company may, without extra remuneration, solicit proxies personally, by telephone, by facsimile or by other electronic means from some stockholders, if such proxies are not promptly received. The Company also expects to retain D. F. King & Co., Inc., a proxy-soliciting firm, to assist in the solicitation of such proxies at a cost that will not exceed $12,500 plus reasonable expenses.
By Order of the Board of Directors
ALEXANDER M. KAYNE
Senior Vice President, Secretary and General Counsel
April 19, 2013

APPENDIX: RECONCILIATION OF NON-GAAP MEASURES

Management believes that presenting certain non-GAAP financial measures, which exclude items not considered part of the core operating results of the Company and certain non-cash charges and also include certain tax deduction amounts (collectively, “Special Items”), enhances investors’ understanding of how management assesses the performance of the Company’s business. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. The Company’s method of calculating non-GAAP financial results may differ from those used by other companies and, therefore, comparability may be limited. Below is a reconciliation of non-GAAP measures used in this Proxy Statement to the most comparable GAAP measures.

Continuing Operations
(In thousands, except per share data)

(a)	See the table below for a breakdown of Special Items:

A-1

(1)
Operating income includes settlement, litigation and other related charges for resolution of certain regulatory matters with various states and regulatory agencies, and a qui tam lawsuit, certain large customer disputes and purported class and derivative actions against the Company. Additionally, Omnicare has made, and will continue to make, disclosures to the applicable governmental agencies of amounts, if any, determined to represent over-payments from the respective programs and, where applicable, those amounts, as well as any amounts relating to certain inspections, audits, inquiries and investigations activity are included in the pretax special item reflected in the table.

(2)
Operating income includes acquisition and other related costs primarily related to professional fees and acquisition related restructuring costs for acquisitions, offset by a reduction of the Company’s original contingent consideration payable for a prior acquisition in 2012 and reductions in the Company’s purchase accounting reserves in 2011.

(3)
In the quarter ended September 30, 2012 the Company completed the disposition of its Canadian pharmacy and the Company’s pharmacy operational software business, which were not considered, individually or in the aggregate, significant to the operations of Omnicare.

(4)	Operating income includes separation related costs for certain former executives, including the former Chief Executive Officer whose employment with the Company ended on June 10, 2012.

(5)	Operating income includes restructuring and other related charges primarily related to lease termination costs.

(6)	Operating income includes a special (credit) for insurance recoveries related to the quality control, product recall and fire issues at one of the Company’s repackaging locations.

(7)	Operating income and interest expense include charges for debt redemption losses and costs related to the Company’s previously announced refinancing transactions.

(8)	In the quarter ended December 31, 2012 the Company recognized a loss related to the sale of the Company’s aircraft.

(9)	The Company recorded non-cash interest expense from the amortization of debt discount on its convertible notes.

(10)	The tax benefit of being able to deduct goodwill amortization.

(11)	The tax benefit of being able to deduct higher interest expense on our convertible debt than what is actually paid.

(12)	The tax effect was calculated by multiplying the tax-deductible pretax amounts by the appropriate effective tax rate.

A-2

Omnicare

OMNICARE, INC.
900 Omnicare Center
201 East 4th Street
Cincinnati, OH 45202

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR all nominees listed:

1. Election of Directors	For	Against	Abstain
1a James D. Shelton	☐	☐	☐
1b Steven J. Heyer	☐	☐	☐
1c John L. Workman	☐	☐	☐
1d Amy Wallman	☐	☐	☐
1e Andrea R. Lindell	☐	☐	☐
1f Barry Schochet	☐	☐	☐
1g Mark A. Emmert	☐	☐	☐
1h Sam R. Leno	☐	☐	☐
1i John L. Bernbach	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Approval, on an advisory basis, of the compensation of the named executive officers.	☐	☐	☐
3. Ratification of the appointment of the independent registered public accounting firm.	☐	☐	☐

NOTE: IF NO OTHER CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED ON PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000174155_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report to Stockholders is/are available at www.proxyvote.com .

OMNICARE, INC.
900 Omnicare Center
201 East 4th Street
Cincinnati, Ohio 45202

This Proxy is Solicited by the Board of Directors for the Annual Meeting of Stockholders, May 22, 2013

The undersigned stockholder(s) hereby appoint(s) John L. Workman, Robert O. Kraft and Alexander M. Kayne as Proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Omnicare, Inc. held of record by the undersigned as of March 28, 2013 at the Annual Meeting of Stockholders to be held on May 22, 2013, or at any postponement or adjournment thereof.

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Continued and to be signed on reverse side

Omnicare

OMNICARE, INC.
900 Omnicare Center
201 East 4th Street
Cincinnati, OH 45202

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR all nominees listed:

1. Election of Directors

	For	Against	Abstain
1a James D. Shelton	☐	☐	☐
1b Steven J. Heyer	☐	☐	☐
1c John L. Workman	☐	☐	☐
1d Amy Wallman	☐	☐	☐
1e Andrea R. Lindell	☐	☐	☐
1f Barry Schochet	☐	☐	☐
1g Mark A. Emmert	☐	☐	☐
1h Sam R. Leno	☐	☐	☐
1i John L. Bernbach	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Approval, on an advisory basis, of the compensation of the named executive officers.	☐	☐	☐
3. Ratification of the appointment of the independent registered public accounting firm.	☐	☐	☐

NOTE: IF NO OTHER CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED ON PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000174156_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report to Stockholders is/are available at www.proxyvote.com .

OMNICARE, INC.
900 Omnicare Center
201 East 4th Street
Cincinnati, Ohio 45202

April 19, 2013
To Participants of Omnicare Retirement and Savings Plans:

We are writing to you in connection with the Annual Meeting of Stockholders of Omnicare, Inc. to be held on May 22, 2013.

Under the terms of certain Omnicare retirement and savings plans (any of such plans, a "Plan"), each participant of such Plan has the right to instruct the Trustee of such Plan on how to vote the eligible shares of Omnicare stock allocated to his or her account. Enclosed for your information is a copy of the proxy solicitation material for Omnicare's 2013 Annual Meeting of Stockholders. Also attached is a form to provide the Charles Schwab Trust Company, as trustee of each Plan, with confidential instructions on how to vote the eligible shares of Omnicare stock allocated to your Plan.
Upon receipt of your vote, the Charles Schwab Trust Company will vote the shares of Omnicare stock, as instructed, at the Annual Meeting of Stockholders to be held on May 22, 2013, or at any postponement or adjournment thereof. Further, we wish to assure you that the Charles Schwab Trust Company as well as Broadridge, Tabulator for the Trustees, have been advised that the instructions received from individual participants will not be divulged or released to any outside person, including officers or employees of Omnicare, Inc. The Charles Schwab Trust Company, however, has the right, as Trustee, to vote any shares of Omnicare stock for which voting instructions have not been received, or where shares are not vested or allocated, in the same proportion and in the same manner as shares in the other stock accounts are voted.

We look forward to seeing many of you at the Annual Meeting.

John L. Workman
Chief Executive Officer

Continued and to be signed on reverse side

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